______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

among

VENTIV HEALTH, INC.

ACORN ACQUISITION CORP.

ADHERIS, INC.

and

THE STOCKHOLDER REPRESENTATIVE

_____________________________________________________________________________

{NY001821;1}

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2006 (the “Agreement”), by and among (a) Ventiv Health, Inc., a Delaware corporation (“Parent”); (b) Acorn Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (c) Adheris, Inc., a Delaware corporation (the “Company”); and (d) Eugene W. Williams II, solely in his capacity as stockholder representative (the “Stockholder Representative”).

W I T N E S S E T H

WHEREAS, Parent has offered to acquire the Company for consideration consisting of (i) a combination of cash and Parent Common Stock (as defined in Section 1.2 below) having an aggregate value of $60 million (the "Base Purchase Price"), subject to adjustment as provided herein, and (ii) additional consideration contingent upon the performance of the Company during 2006, 2007 and 2008, as more fully set forth herein (together with the Base Purchase Price, the “Purchase Price”)

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and have determined that it is advisable that Merger Sub be merged with and into the Company (the “Merger”) on the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger;

WHEREAS, the Company’s capital stock consists of common stock, $.01 par value (the “Common Stock”), Series A Convertible Preferred Stock, $.10 par value (the “Series A Preferred Stock”), Series C Convertible Preferred Stock, $.10 par value (the “Series C Preferred Stock”), Series D Convertible Preferred Stock, $.10 par value (the “Series D Preferred Stock”), and Series E Convertible Preferred Stock, $.10 par value (the “Series E Preferred Stock”); and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, (i) the holders of a majority of the voting power represented by the Company Stock are entering into (a) a Consent, Waiver and Voting Agreement with Parent and (b) a written consent to the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, (ii) certain key employee-stockholders of the Company are entering into Joinder Agreements (the “Joinder Agreements”) with the Company and (iii) certain key employees of the Company (the “Key Employees”) are entering into Employment Agreements (the “Key Employee Employment Agreements”) with the Company, in each case concurrently with the execution hereof.

NOW, THEREFORE, Parent, Merger Sub, the Company and the Stockholder Representative hereby agree as follows:

ARTICLE 1.  DEFINITIONS

1.1  Certain Matters of Construction

A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

1.2  Certain Definitions

As used herein, the following terms shall have the following meanings:

Additional Merger Consideration: any funds or shares of Parent Common Stock that become available for distribution with respect to the Company Stock pursuant to Section 2.4, 2.5, 8.1 or 8.2 or as a result of the release of any portion of the Escrow Fund or the Expense Reserve or otherwise pursuant to this Agreement.

Affiliate

: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person where control (including with correlative meaning controlled by and under common control with) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement: the meaning set forth in Recitals hereto.

Applicable Conversion Ratio: with respect to each series of Preferred Stock, the sum of the Fixed Conversion Ratio and the Variable Conversion Ratio applicable to each such series.

Applicable Series A Accretion Amount: the Series A-1 Accretion Amount for shares of Series A Preferred Stock issued on January 11, 1995 or the Series A-2 Accretion Amount for shares of Series A Preferred Stock issued on July 11, 1995.

Applicable Series C Accretion Amount: the Series C-1 Accretion Amount for shares of Series C Preferred Stock issued on May 19, 1997, the Series C-2 Accretion Amount for shares of Series C Preferred Stock issued on September 30, 1997, or the Series C-3 Accretion Amount for shares of Series C Preferred Stock issued on December 31, 1997.

Assumed Closing Date: February 28, 2006.

Balance Sheet: the meaning set forth in Section 3.5 hereof.

Balance Sheet Date: the meaning set forth in Section 3.5 hereof.

Blackstone: The Blackstone Group, L.P.

Blackstone Agreement: the engagement letter agreement between Blackstone and the Company dated September 8, 2004, as amended as of the date of this Agreement.

Blackstone Fee: the investment banking fees payable to Blackstone at the Closing in connection with the consummation of the Merger pursuant to the Blackstone Agreement.

Business Day: any day which is neither a Saturday, nor a Sunday nor a public holiday under the laws of United States of America or the State of New York applicable to a national banking association.

Certificate: the meaning set forth in Section 2.6 hereof.

Certificate of Incorporation: the Certificate of Incorporation, as amended, of the Company (including the Certificate of Designation of each series of the Preferred Stock).

Certificate of Merger: the meaning set forth in Section 2.1 hereof.

Claim: the meaning set forth in Section 8.3 hereof.

Closing: the meaning set forth in Section 2.9 hereof.

Closing Consideration per Share: the quotient obtained by dividing (i) an amount equal to 97.67% of the Net Closing Date Cash Distribution by (ii) the number of shares of Common Stock outstanding at the Effective Time (calculated on a Fully Diluted Basis).

Closing Date: the meaning set forth in Section 2.9 hereof.

Closing Date Balance Sheet: the meaning set forth in Section 2.4(c) hereof.

Closing Date Cash Distribution: the meaning set forth in Section 2.3(a) hereof.

Closing Net Assets: the difference, determined in accordance with GAAP, between the total assets reflected on the Closing Date Balance Sheet and the total Liabilities of the Company reflected on the Closing Date Balance Sheet (including accrued and unpaid vacation to the extent required in accordance with GAAP).

Closing Net Assets Statements: the meaning set forth in Section 2.4(c).

Code: the United States Federal Internal Revenue Code of 1986, as amended.

Common Stock: the meaning set forth in Recitals hereto.

Company: the meaning set forth in Recitals hereto.

Company Disclosure Schedule: the meaning set forth in Article 3 hereof.

Company Option: an option to purchase Common Stock granted under the Company Option Plans.

Company Option Plans: the Company’s 1994 Incentive and Non-Statutory Stock Option Plan and the Company’s 2004 Stock Incentive Plan.

Company Stock: all Common Stock and Preferred Stock outstanding at the Effective Time.

Company Stock Percentage: 100 minus the Designated Option Share Percentage.

Contract: any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement.

Designated Option: an Outstanding Option held by a person who is not an accredited investor within the meaning of Rule 501 under the Securities Act and is set forth on Schedule 6.5.

Designated Option Share: a share of Company Stock issued upon exercise of a Designated Option.

Designated Option Share Earnout Amount: the Designated Option Share Percentage of each Earnout Amount.

Designated Option Share Percentage: the percentage, determined on a Fully Diluted Basis, of the outstanding shares of Common Stock issued upon exercise of Designated Options.

Designated Stockholder: a Stockholder who is party to a Joinder Agreement.

DGCL: the meaning set forth in Recitals hereto.

Dissenting Shares: the meaning set forth in Section 2.8(a) hereof.

EBIT: the meaning set forth in Schedule 1.2(A).

Effective Date: the meaning set forth in Section 2.1 hereof.

Effective Time: the meaning set forth in Section 2.1 hereof.

Encumbrance: any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance.

Environmental Law: means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

Escrow Agreement: the meaning set forth in Section 2.3 hereof.

Escrow Fund: the meaning set forth in Section 2.3 hereof.

Escrowed Cash: the meaning set forth in Section 2.3 hereof.

Estimated Closing Net Assets: the meaning set forth in Section 2.4(b) hereof.

Estimated Closing Net Assets Statement: the meaning set forth in Section 2.4(b) hereof.

Exchange Agent: the meaning set forth in Section 2.3(a) hereof.

Exchange Agreement: the meaning set forth in Section 2.3(a) hereof.

Execution Date: the date of execution of this Agreement.

Expense Reserve: the meaning set forth in Section 2.3(a) hereof.

Fair Market Value: the average closing bid price of Parent Common Stock quoted on NASDAQ over a period of 20 consecutive trading days the latest of which shall be the trading day immediately preceding the date as of which "Fair Market Value" is being determined.

Financial Statements: the meaning set forth in Section 3.5 hereof.

Fixed Conversion Ratio: with respect to a share of Series A Preferred Stock, 10.870; with respect to a share of Series C Preferred Stock, 8.889; with respect to a share of Series D Preferred Stock, 10.235; and with respect to a share of Series E Preferred Stock, 10.235.

Fully Diluted Basis: for the purpose of any calculation, the performance of such calculation taking into account (a) all shares of Common Stock actually issued and outstanding at the time of such determination and (b) all shares of Common Stock that are then issuable upon the exercise or conversion of all outstanding securities or rights exercisable for or convertible into Common Stock at the time of determination, including Dissenting Shares and outstanding shares of Preferred Stock (based on the Applicable Conversion Ratios) and outstanding Company Options that are exercisable at such time of determination, including by virtue of the acceleration thereof as provided in Section 6.5, but excluding Company Options that are cancelled pursuant to Section 6.5.

GAAP: United States generally accepted accounting principles.

Governmental Entity: any court or other governmental or public body or authority.

Hazardous Material: means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which Company conducts business, or any state, local or foreign governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Indemnitee: the meaning set forth in Section 8.3 hereof.

Indemnitor: the meaning set forth in Section 8.3 hereof.

Initial Cash Payment: $45 million, increased dollar-for-dollar (but not in excess of $13,000,000) by the amount by which Estimated Closing Net Assets exceeds the Net Tax Benefit reflected on the Estimated Closing Net Assets Statement or decreased dollar-for-dollar by the amount by which Estimated Closing Net Assets are less than the Net Tax Benefit reflected on the Estimated Closing Net Assets Statement.

Initial Share Number: the number of Initial Shares.

Initial Shares: shares of Parent Common Stock having an aggregate Fair Market Value as of the Closing Date equal to the difference between $15,000,000 and the amount of the Escrowed Cash.

Intellectual Property: means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

Investment Agreements: the Amended and Restated Investor Rights Agreement dated July 30, 1998 by and among the Company and the parties listed therein, as amended and the Amended and Restated Stockholders Agreement dated May 9, 1997 by and among the Company and the parties listed therein.

Joint Information Statement/Private Placement Memorandum: the joint information statement and private placement memorandum to be prepared by the Company and Parent for the purpose of soliciting the consent of the Stockholders to the transactions contemplated by this Agreement and effecting a private placement of the Shares.

Law: any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or binding administrative pronouncement.

Knowledge: with respect to the Company, the actual subjective knowledge of each individual party to a Joinder Agreement or a Key Employee Employment Agreement and matters that an individual in the position of such individual, in light of the relevant circumstances, reasonably would be expected to know upon due inquiry.

Liabilities: liabilities or obligations, fixed, accrued, contingent or otherwise (whether known or unknown, asserted or unasserted), including liabilities for Taxes or other governmental charges and any penalties, interest or fines thereon or in respect thereof.

Losses: the meaning set forth in Section 8.1(a) hereof.

Market Price: the “market price of a common share” determined by the Board of Directors of the Company pursuant to the Certificate of Incorporation for purposes of determining the conversion ratios applicable to the Preferred Stock.

Material Adverse Effect: with respect to any Person, any materially adverse change in or effect on the condition (financial or otherwise), business, operations, assets, properties, prospects, results of operations, capitalization, cash flows or employee, client or customer relations of such Person except for (a) the direct effects of compliance with this Agreement on the operating performance of such Person, including expenses reasonably incurred by such Person in entering into this Agreement and consummating the transactions contemplated by this Agreement and (b) any change proximately caused by the public announcement of this Agreement or the Merger.

Merger: the meaning set forth in Recitals hereto.

Merger Consideration: collectively, the Net Closing Date Cash Distribution and any Additional Merger Consideration.

Merger Sub: the meaning set forth in Recitals hereto.

Net Tax Benefit: at any time, the amount (positive or negative) by which (i) the difference between "Prepaid Tax" and "Accrued Tax" on the Closing Date Balance Sheet exceeds (ii) the difference between "Prepaid Tax" and "Accrued Tax" on Company's December 31, 2005 balance sheet.

Neutral Accountant: Grant Thornton LLP or, if Grant Thornton LLP is not independent in the reasonable determination of Parent or the Stockholder Representative, then an independent auditing firm of nationally or regionally recognized standing selected by the mutual agreement of Parent and the Stockholder Representative within 15 days of the date on which the Neutral Accountant is proposed to begin serving or, if Parent and the Stockholder Representative are unable to agree within such period, an independent auditing firm of nationally or regionally recognized standing selected jointly by two other such firms, one of which shall be specified by Parent and one of which shall be specified by the Stockholder Representative, within 15 days after the expiration of such period.

NOL Realization: the realized value of the net operating losses reported on the Company's 2005 Massachusetts tax return assuming that Parent has adequate profits during 2006 to fully utilize such net operating losses.

Option Loans: the loans made to Company employees prior to the date hereof, and the loans to be made to Company employees pursuant to Section 6.5, in connection with the exercise by such employees of Company Options.

Option Exercise Prices: the exercise prices of any Company Options that are or have been exercised prior to the Effective Time that have not been paid in full at the Effective Time, to the extent of such non-payment.

Option Share: a share of Company Stock issued upon exercise of an Outstanding Option.

Order: any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

Outstanding Option: a stock option outstanding as of the date of this Agreement under either of the Company Option Plans.

Parent: the meaning set forth in Recitals hereto.

Permit: a governmental franchise, easement, permit, right, application, filing, registration, license or other authorization.

Permitted Encumbrances: (a) liens for current taxes not yet due and payable, (b) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits incurred in the ordinary course of business that are listed on Schedule 1.2(C) and (c) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests that are listed on Schedule 1.2(C), none of which liens described in (a) through (c) are material in the aggregate or individually.

Person: an individual, a corporation, an association, a partnership, an estate, a limited liability company, a trust and any other entity or organization.

Preferred Stock: all of the Company’s Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

Pro Rata Portion: a fraction equal to (i) (a) with respect to each series of Preferred Stock, the Applicable Conversion Ratio, and (b) with respect to a share of Common Stock, 1.000, divided by (ii) the total number of shares of Common Stock outstanding at the Effective Time determined on a Fully Diluted Basis.

Proceedings and Expenses: the meaning set forth in Section 8.1(b) hereof.

Purchase Price: the meaning set forth in Recitals hereto.

Release: means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

Remedial Action: means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

Response Notice: the meaning set forth in Section 8.4 hereof.

Securities Act: The Securities Act of 1933, as amended.

Series A Preferred Stock: the meaning set forth in Recitals hereto.

Series A-1 Accretion Amount: an amount with respect to each share of Series A Preferred Stock originally issued on January 11, 1995 equal to $155.10, plus an additional amount equal to $0.060 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series A-2 Accretion Amount: an amount with respect to each share of Series A Preferred Stock originally issued on July 11, 1995, equal to $144.60, plus an additional amount equal to $0.057 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series C Preferred Stock: the meaning set forth in Recitals hereto.

Series C-1 Accretion Amount: an amount with respect to each share of Series C Preferred Stock originally issued on May 19, 1997, equal to $109.69, plus an additional amount equal to $0.049 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series C-2 Accretion Amount: an amount with respect to each share of Series C Preferred Stock originally issued on September 30, 1997, equal to $102.95, plus an additional amount equal to $0.048 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series C-3 Accretion Amount: an amount with respect to each share of Series C Preferred Stock originally issued on December 31, 1997, equal to $98.73, plus an additional amount equal to $0.047 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series D Accretion Amount: an amount with respect to each share of Series D Preferred Stock equal to $89.16, plus an additional amount equal to $0.044 per share for each day from and after the Assumed Closing Date to but excluding the Closing Date.

Series D Certificate of Designation: Certificate of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of the Series D Convertible Preferred Stock of the Company.

Series D Closing Payment: an amount equal to the product of the Series D Payment Percentage and the Net Closing Date Cash Distribution.

Series D Closing Payment Per Share: an amount equal to the Series D Closing Payment divided by the number of shares of Series D Preferred Stock issued and outstanding at the Effective Time.

Series D Payment Percentage: 2.33%, representing the aggregate percentage interest of the former holders of Series D Preferred Stock in each distribution of Merger Consideration arising under (x) Section 6(c) of the Series D Certificate of Designation and (y) Section 5(a)(i) of the Series D Purchase Agreement.

Series D per Share Payment Percentage: the Series D Payment Percentage divided by the number of shares of Series D Preferred Stock issued and outstanding at the Effective Time.

Series D Preferred Stock: the meaning set forth in Recitals hereto.

Series D Purchase Agreement: the Purchase Agreement dated July 29, 1998 between the Company and Grey Ventures, Inc.

Series E Accretion Amount: an amount per share with respect to each share of Series E Preferred Stock equal to $77.47, plus an additional amount equal to $0.042 per share for each day after the Assumed Closing Date to and including the Closing Date.

Series E Preferred Stock: the meaning set forth in Recitals hereto.

Specified Liabilities: the meaning set forth in Section 2.4(b) hereof.

Specified Liabilities Schedule: the meaning set forth in Section 2.4(b) hereof.

Stockholder Approval: a majority of the shares of Company Stock, voting together as a single class on an as converted basis in accordance with the Certificate of Incorporation and the DGCL.

Stockholders: all holders of Company Stock at the Effective Time (including all holders of Company Stock issued upon exercise of Outstanding Options prior to the Effective Time).

Stockholder Representative: the meaning set forth in Recitals hereto.

Straddle Period: the meaning set forth in Section 9.2 hereof.

Survival Period: the meaning set forth in Section 8.5 hereof.

Surviving Corporation: the meaning set forth in Section 2.1 hereof.

Tax Refund Payment: the Company's 2005 federal tax refund payment.

Tax Returns: the meaning set forth in Section 3.9(d) hereof.

Taxes: the meaning set forth in Section 3.9(d) hereof.

Third-party Parent Claims: the meaning set forth in Section 8.6 hereof.

Transaction Documents: with respect to any Person, this Agreement, together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith.

Variable Conversion Ratio: the quotient obtained by dividing (i) with respect to a share of Series A Preferred Stock, the Applicable Series A Accretion Amount; with respect to a share of Series C Preferred Stock, the Applicable Series C Accretion Amount; with respect to a share of Series D Preferred Stock, the Series D Accretion Amount; and with respect to a share of Series E Preferred Stock, the Series E Accretion Amount, by (ii) the Market Price.

ARTICLE 2.  THE MERGER

2.1  Procedure for the Merger. The Merger Sub shall be merged, in accordance with the applicable provisions of the DGCL, with and into the Company, which shall be the surviving corporation and is sometimes referred to herein as the “Surviving Corporation.” The Merger shall be effected by filing a certificate of merger substantially in the form attached as Exhibit A hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The effective date of the Merger (the “Effective Date”) shall be the date upon which the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware and the effective time of the Merger (the “Effective Time”) shall be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will be filed within three (3) Business Days after the satisfaction of the conditions precedent set forth in Article 7.

2.2  Surviving Corporation.

(1)  Corporate Existence. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The separate corporate existence of the Merger Sub shall cease at the Effective Time.

(2)  Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall continue to reflect the name of the Surviving Corporation as “Adheris, Inc.”) until the same may be further amended thereafter in accordance with the DGCL and such Certificate of Incorporation. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated to read the same as the by-laws of the Surviving Corporation, except that all references to the Merger Sub in the by-laws of the Surviving Corporation shall be changed to refer to “Adheris, Inc.”, until the same shall be amended thereafter in accordance with the DGCL, the Certificate of Incorporation and such by-laws.

(3)  Directors and Officers. As of the Effective Time, (i) the directors of Merger Sub shall be the sole directors of the Surviving Corporation and (ii) the officers of the Company shall remain officers of the Surviving Corporation until such time as they are removed in accordance with the governing documents of the Surviving Corporation, in each case to hold office in accordance with the Certificate of Incorporation and the by-laws of the Surviving Corporation.

(4)  Effect of the Merger. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3  Payment of Merger Consideration; Status and Conversion of Securities.

(a)  Payment of Merger Consideration. At the Closing, (i) the difference between the Initial Cash Payment and the amount of the Specified Liabilities set forth on the Specified Liabilities Schedule (the "Closing Date Cash Distribution"), reduced by the Net Tax Benefit reflected on the Estimated Net Assets Statement, shall be paid by Parent to the non-interest bearing IOLTA account of The Feinberg Law Group, LLC, as exchange agent (the “Exchange Agent”), by wire transfer of immediately available funds pursuant to an exchange agreement by and among Parent, the Company, the Stockholder Representative and the Exchange Agent in the form attached hereto as Exhibit B (the “Exchange Agreement”) and (ii) (A) the Initial Shares and (B) cash in an amount equal to the Designated Option Percentage of $15 million (the “Escrowed Cash” and, together with the Initial Shares and any additions thereto or substitutions therefor in accordance with the terms of the Escrow Agreement, the “Escrow Fund”) shall be deposited by Parent with Bank of New York, as escrow agent (the "Escrow Agent") pursuant to an escrow agreement among Parent, the Stockholder Representative and the Escrow Agent in the form attached hereto as Exhibit C (the “Escrow Agreement”), which shall include, among other things, provisions permitting (x) Parent at the conclusion of the escrow period contemplated by the Escrow Agreement, to request that all or a portion of the Escrow Fund be maintained in escrow to secure indemnity claims in favor of Parent Indemnities and (y) the Stockholder Representative, at the conclusion of the escrow period contemplated by the Escrow Agreement, to seek arbitration of the reasonableness of withholding any portion of the Escrow Fund in respect of then pending indemnity claims in favor of Parent Indemnitees, all as more fully set forth in the Escrow Agreement. The Initial Shares shall be represented by a single stock certificate in the name of the Stockholder Representative, as nominee for the Stockholders at the time the Initial Shares are deposited with the Escrow Agent, and any portion of the Initial Shares that become distributable as Additional Merger Consideration shall be re-registered in the names of the Stockholders to whom such Initial Shares are to be released.

A $200,000 portion of the Closing Date Cash Distribution shall be held in reserve by the Exchange Agent to fund the fees and expenses of the Stockholder Representative (together with any amounts retained by the Exchange Agent on behalf of the Stockholder Representative, following receipt by the Exchange Agent of written instructions from the Stockholder Representative, (i) from amounts available for distribution to Stockholders in accordance with the Escrow Agreement or (ii) pursuant to Section 8.7(b), the “Expense Reserve”). The Closing Date Cash Distribution less the Expense Reserve (the "Net Closing Date Cash Distribution") shall be distributed by the Exchange Agent to the holders of Company Stock (other than Dissenting Shares) pursuant to the exchange procedures set forth in Section 2.6 and the Exchange Agreement. The fees and expenses of the Exchange Agent shall be borne by the Stockholder Representative. The fees and expenses of the Escrow Agent shall be paid 50% by the Stockholder Representative from the Expense Reserve and 50% by Parent.

(b)  Effect on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)  Each share of Common Stock held by the Company as a treasury share shall be canceled and retired and no consideration shall be delivered in exchange thereof.

(ii)  Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) an amount of cash equal to the product of the Applicable Conversion Ratio and the Closing Consideration Per Share and (B) a Pro Rata Portion of 97.67% of any Additional Merger Consideration. As of the Effective Time, all such shares of Series A Preferred Stock shall cease to be outstanding, and each holder of a certificate representing any such share or shares of Series A Preferred Stock shall cease to have any rights with respect thereto except the right to receive the foregoing consideration in respect thereof.

(iii)  Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) an amount of cash equal to the product of the Applicable Conversion Ratio and the Closing Consideration Per Share and (B) a Pro Rata Portion of 97.67% of any Additional Merger Consideration. As of the Effective Time, all such shares of Series C Preferred Stock shall cease to be outstanding, and each holder of a certificate representing any such share or shares of Series C Preferred Stock shall cease to have any rights with respect thereto except the right to receive the foregoing consideration in respect thereof.

(iv)  Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) an amount of cash equal to the product of the Applicable Conversion Ratio and the Closing Consideration Per Share, (B) the Series D Closing Payment per Share, (C) a Pro Rata Portion of 97.67% of any Additional Merger Consideration and (D) the Series D per Share Payment Percentage of any Additional Merger Consideration. As of the Effective Time, all such shares of Series D Preferred Stock shall cease to be outstanding, and each holder of a certificate representing any such share or shares of Series D Preferred Stock shall cease to have any rights with respect thereto except the right to receive the foregoing consideration in respect thereof.

(v)  Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) an amount of cash equal to the product of the Applicable Conversion Ratio and the Closing Consideration Per Share and (B) a Pro Rata Portion of 97.67% of any Additional Merger Consideration. As of the Effective Time, all such shares of Series E Preferred Stock shall cease to be outstanding, and each holder of a certificate representing any such share or shares of Series E Preferred Stock shall cease to have any rights with respect thereto except the right to receive the foregoing consideration in respect thereof.

(vi)  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) an amount of cash equal to the Closing Consideration Per Share and (B) a Pro Rata Portion of 97.67% of any Additional Merger Consideration. As of the Effective Time, all such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share or shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the foregoing consideration in respect thereof.

(c)  Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each share of the common stock, $.01 par value of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and each certificate evidencing ownership of any shares of Merger Sub shall evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(d)  Form of Additional Merger Consideration. Additional Merger Consideration consisting of all or any portion of the Escrowed Cash shall be paid solely to former holders of Designated Options in respect of the Designated Option Shares formerly held by them. The Designated Option Share Percentage of any Additional Merger Consideration that is an Earnout Amount shall be paid in cash solely to former holders of Designated Options in respect of the Designated Option Shares formerly held by them.

(e)  Required Withholding. Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f)  Interests in Merger Consideration. Schedule 2.3 sets forth the allocation of cash and Initial Shares among the Stockholders (including holders of Designated Option Shares) on the Closing Date and the Pro Rata Portion of each Stockholder in any Additional Merger Consideration assuming that (i) the Closing occurs on the Assumed Closing Date, (ii) all Designated Options are exercised, (iii) the Specified Liabilities total $2,019,557, (iv) the "market value of a share common stock" as determined in accordance with the Certificate of Incorporation is $65.61 per share and (v) the other assumptions set forth therein.

2.4  Net Asset Adjustment

(a)  (I) The Base Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Final Closing Net Assets exceeds the Net Tax Benefit as determined taking into account the Final Closing Net Assets Statement (after the completion of the procedures specified in Sections 2.4(c) and (d)) (the "Final Net Tax Benefit") or (ii) decreased dollar-for-dollar by the amount by which Final Closing Net Assets are less than the Final Net Tax Benefit. The payment in respect of any such adjustment described in paragraph (III) of this Section 2.4(a) shall not be due until the later of (x) the date the Company receives the Tax Refund Payment and (y) August 15, 2006. If (A) the difference between the sum of (x) the Tax Refund Payment and (y) the value of the net operating losses reflected on the Company's filed 2005 Massachusetts income tax return varies by more than 5% (positively or negatively) from (B) the Final Net Tax Benefit, each of Parent and the Stockholder Representative shall have the right to require the Final Closing Net Assets Statement to be adjusted so that the amounts accrued thereon in respect of the Final Net Tax Benefit reflect the Company's actual experience, and such statement as so adjusted shall thereafter be the "Final Closing Net Assets Statement" of paragraphs (II) and (III) of this Section 2.4(a) and the Final Net Tax Benefit set forth in paragraph 1 of Schedule 2.5.

(II) If Final Closing Net Assets are less than Estimated Closing Net Assets, Parent shall have the right to recover an amount equal to the amount of such shortfall either (i) reduced by two times the amount by which the Final Net Tax Benefit exceeds the Net Tax Benefit determined on the basis of the Estimated Closing Net Assets Statement or (ii) increased by two times the amount by which the Net Tax Benefit determined on the basis of the Estimated Closing Net Assets Statement exceeds the Final Net Tax Benefit. The difference between (x) the amount determined in accordance with the preceding sentence and (y) the amount, if any, by which the Final Net Tax Benefit exceeds the Net Tax Benefit determined on the basis of the Estimated Closing Net Assets Statement, may be recovered by Parent (A) from the Tax Refund Payment, (B) by reflecting a reduction of net operating losses available to the Company on the Final Closing Net Assets Statement or (C) in the same manner in which Parent may seek recourse with respect to an indemnifiable Loss pursuant Article VIII and the Escrow Agreement (without application of Section 8.7(a)). Except to the extent of any such recovery, the Tax Refund Payment (or, if less, a portion of the Tax Refund Payment equal to the Final Net Tax Benefit) shall be distributed to the Exchange Agent within five business days of the final determination of the Final Closing Net Assets Statement (whether pursuant to Sections 2.4(c) and (d) or Section 2.4(a)(I)).

(III) In the event that Final Closing Net Assets exceed Estimated Closing Net Assets, Parent shall make a payment to the Exchange Agent within five business days of the final determination of the Final Closing Net Assets Statement (whether pursuant to Sections 2.4(c) and (d) or Section 2.4(a)(I)) equal to such excess either (i) reduced by two times the amount by which the Final Net Tax Benefit exceeds the Net Tax Benefit determined in accordance with the Estimated Closing Net Assets Statement or (ii) increased by two times the amount by which the Net Tax Benefit determined in accordance with the Estimated Closing Net Assets Statement exceeds the Final Net Tax Benefit.

(b)  Not less than three business days prior to the Closing Date, the Company will prepare and deliver to Parent and the Stockholder Representative (i) a good faith estimate (the "Estimated Closing Net Assets Statement") of Closing Net Assets (the “Estimated Closing Net Assets”) and (ii) a schedule (the "Specified Liabilities Schedule") of (A) the amount of fees owed at Closing by the Company to its or his attorneys and accountants (which amount will be paid directly by Parent to such attorneys and accountants at the Closing) and (B) the amount of the Blackstone Fee (which amount shall be paid directly by Parent to Blackstone at the Closing) (collectively, the "Specified Liabilities"). The Estimated Net Assets Statement and the Specified Liabilities Schedule shall be reasonably acceptable to Parent.

(c)  Within sixty (60) days after the Closing, Parent shall prepare or cause to be prepared and delivered to the Stockholder Representative (a) a balance sheet of the Company immediately prior to the Effective Time (the “Closing Date Balance Sheet”), (b) a statement of Closing Net Assets (together with the Closing Date Balance Sheet, the "Closing Net Assets Statement"). The Closing Date Balance Sheet shall not give effect to the transactions contemplated by this Agreement other than (i) the payment on behalf of the Company of the Specified Liabilities set forth on the Specified Liabilities Schedule (with the result that the Specified Liabilities set forth on the Specified Liabilities Schedule shall not appear on the Closing Date Balance Sheet) and (ii) the reflection thereon in the changes in the Company's tax assets and liabilities attributable to compensation deductions related to the exercise of Company Options (to the extent attributed to pre-Closing periods in accordance with Section 6.5). The Closing Date Balance Sheet and the statement of Closing Net Assets included in the Closing Net Assets Statement will be prepared and determined in accordance with GAAP and the accounting policies and practices of the Company and consistent with the balance sheet attached hereto as Exhibit D. Parent shall provide the Stockholder Representative and a single accounting firm for the Stockholder Representative reasonable access to all (i) work papers and written procedures used to prepare the Closing Net Assets Statement and (ii) books and records and personnel to the extent reasonably necessary to enable the Stockholder Representative and such accounting firm to conduct a sufficient review of the Closing Net Assets Statement and verify the calculation of Closing Net Assets. If the Stockholder Representative disputes the Closing Net Assets as shown on the Closing Net Assets Statement prepared by Parent, the Stockholder Representative shall deliver to Parent within sixty (60) days after receipt of the Closing Net Assets Statement a statement (the “Dispute Notice”) setting forth the Stockholder Representative’s calculation of the Closing Net Assets and describing in reasonable detail the basis for the dispute. The parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Net Assets within a period of sixty (60) days after the Stockholder Representative has given the Dispute Notice. If the parties resolve such differences, Closing Net Assets agreed to by Parent and the Stockholder Representative shall be deemed to be the “Final Closing Net Assets” and the Closing Net Assets Statement agreed to by Parent and the Stockholder Representative shall be deemed to be the “Final Closing Net Assets Statement.”

(d)  If Parent and the Stockholder Representative do not reach a final resolution on the Closing Net Assets within sixty (60) days after the Stockholder Representative has given the Dispute Notice, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Parent, the Stockholder Representative and the Neutral Accountant (which Parent and the Stockholder Representative agree to execute promptly), in the manner provided below. Parent and the Stockholder Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Parent, the Stockholder Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant) regarding the calculation of Closing Net Assets, as applicable; and the Neutral Accountant shall be required to resolve the differences between Parent and the Stockholder Representative and determine Closing Net Assets within forty (40) days after the engagement of the Neutral Accountant. Closing Net Assets Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Net Assets and the Closing Net Assets Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Net Assets Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties absent fraud or manifest error. In the event either Parent or the Stockholder Representative believes the determination of the Neutral Accountant reflects a manifest error, Parent or the Stockholder Representative shall be entitled to specify the error to the Neutral Accountant in writing, in reasonable detail (with a copy to the other), within ten business days of the date of delivery to the parties of the Neutral Accountant’s determination, and any correction made by the Neutral Accountant (which the Neutral Accountant shall be requested to make within ten business days after such date of delivery) shall supersede the Neutral Accountant’s initial determination. Nothing in this Section 2.4(d) shall be construed to authorize or permit the Neutral Accountant to:

(i)  determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Parent and the Stockholder Representative regarding the determination of Closing Net Assets; or

(ii)  resolve any such differences by making an adjustment to the Closing Net Assets Statement that is outside of the range(s) defined by amounts as finally proposed by Parent and the Stockholder Representative.

(e)  Parent and the Stockholder Representative shall each pay one half of the fees and expenses of the Neutral Accountant.

2.5  Earnout

(a)  The Stockholders will be entitled to additional consideration from Parent as provided in Schedule 2.5 (any such additional consideration, an "Earnout Amount").

(b)  At Parent's option, to the extent set forth in Schedule 2.5, each Earnout Amount may be satisfied by the delivery to the Exchange Agent of unregistered shares of Parent Common Stock having a Fair Market Value, determined as of the applicable Final Earnout Amount Determination Date (the "Value Date"), equal to such portion of such Earnout Amount that Parent determines to satisfy by delivery of Parent Common Stock. The amount of each Earnout Amount that may be so satisfied, expressed as a percentage, is referred to herein as the "Share Percentage." Shares of Parent Common Stock issued in satisfaction of any portion of an Earnout Amount are referred to as "Earnout Shares" and, together with the Initial Shares, as the "Shares." In no event will any Shares be issued hereunder if the issuance of such Shares would cause (i) the total number of Shares issued pursuant to this Agreement to exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing or (ii) the voting power of the Shares issued pursuant to this Agreement to exceed 19.9% of the voting power of the voting securities of Parent outstanding immediately prior to the Closing. Any portion of the Purchase Price that would otherwise be satisfied by the issuance of Shares in excess of such amount, and any other portion of an Earnout Amount that is not satisfied through the issuance of Earnout Shares, will be paid in cash by wire transfer of immediately available funds to the Exchange Agent. Furthermore, no portion of any Designated Option Share Earnout Amount shall be satisfied by the delivery of Earnout Shares. Neither Parent nor any other Person makes any guarantee or representation to the Stockholder Representative or any other Stockholder that any Earnout Amount will be realized.

(c)  Parent will at its expense deliver to the Stockholder Representative within 15 days after the completion of the audit of Parent’s consolidated financial statements (which may include an audit of the financial statements of the Surviving Corporation on a non-consolidated basis) with respect to each of calendar year 2006, calendar year 2007 and calendar year 2008 (each, an "Earnout Period") its calculation of EBIT for such period (each, an "Initial EBIT Amount") and the Earnout Amount, if any, payable under this Section 2.5. Parent will provide the Stockholder Representative and the Stockholder Representative's independent auditors with reasonable access to all books and records and working papers to the extent reasonably necessary to enable the Stockholder Representative and such accounting firm to verify such calculations after the delivery thereof. Such calculations will be binding on the parties, absent fraud or manifest error, unless the Stockholder Representative, within 60 days after the delivery of the calculations by Parent to the Stockholder Representative, notifies Parent in writing that it objects to any item or computation in connection with the calculations of the Initial EBIT Amount or the Earnout Amount and specify in reasonable detail the basis for such objection. If Parent and the Stockholder Representative are unable to agree upon the calculations within forty (40) days after any notice of objection has been given by the Stockholder Representative to Parent, then at the election of either the Stockholder Representative or Parent, the dispute will be submitted to the Neutral Accountant for a final determination. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties absent fraud or manifest error. In the event either Parent or the Stockholder Representative believes the determination of the Neutral Accountant reflects a manifest error, Parent or the Stockholder Representative shall be entitled to specify the error to the Neutral Accountant in writing, in reasonable detail (with a copy to the other), within ten business days of the date of delivery to the parties of the Neutral Accountant’s determination, and any correction made by the Neutral Accountant (which the Neutral Accountant shall be requested to make within ten business days after such date of delivery) shall supersede the Neutral Accountant’s initial determination. Nothing in this Section 2.5(c) shall be construed to authorize or permit the Neutral Accountant to:

(i)  determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Parent and the Stockholder Representative regarding the determination of the Final EBIT Amount and any applicable Earnout Amount; or

(ii)  resolve any such differences by making an adjustment to the Final EBIT Amount and any applicable Earnout Amount that is outside of the range(s) defined by amounts as finally proposed by Parent and the Stockholder Representative.

(d) In the event a Neutral Accountant is engaged pursuant to Section 2.5(c), the Neutral Accountant shall have the authority to award to the substantially prevailing party its reasonable expenses (including reasonable fees and disbursements of counsel) incurred in connection with the proceeding before the Neutral Accountant. Absent such an award, each party shall bear its own expenses and Parent and the Stockholder Representative will each bear one-half of the fees, costs and expenses of the Neutral Accountant.

(e) For purposes of this Agreement, with respect to any Earnout Period, (i) the "Final EBIT Amount" for such period means the Initial EBIT Amount for such period, or such other amount as is agreed to by the Stockholder Representative and Parent following a timely notice of objection as contemplated under this Section 2.5(c), or such other amount as is determined by the Neutral Accountant, and (ii) the "Final Earnout Amount Determination Date" for such period means: (x) the date that is sixty-one (61) days after the delivery of Parent's calculation of the Initial EBIT Amount for such period to the Stockholder Representative, (y) such earlier date on which the Stockholder Representative delivers an irrevocable notice to Parent in writing that it agrees with Parent's calculation of such Initial EBIT Amount, or (z) if the Stockholder Representative timely objects to such Initial EBIT Amount, such date on which the Final EBIT Amount in respect thereof is otherwise determined pursuant to this Section 2.5.

(f) In the event of a merger, consolidation or other transaction (a “Conversion Transaction”) as a result of which substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive, in whole or in part, equity securities, if such equity securities are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system (“Listed Equity Securities”), (i) any issued Shares, including shares held pursuant to the Escrow Agreement, shall be eligible to participate in any Conversation Transaction on the same basis as other outstanding shares of Parent Common Stock and (ii) any portion of an Earnout Amount that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities. For such purpose, such Listed Equity Securities shall be valued at their aggregate Fair Market Value as of the applicable Value Date. In the event that, in any Conversion Transaction, substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, until such equity securities constitute Listed Equity Securities, any Earnout Amount that thereafter becomes due shall be required to be satisfied entirely in cash. In the event of a merger, consolidation or other transaction as a result of which substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive only cash, any Earnout Amount that thereafter becomes due shall be required to be satisfied entirely in cash, provided that if the surviving or transferee entity in such transaction (or an Affiliate thereof) has a class of Listed Equity Securities, any portion of an Earnout Amount that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities, valued at their aggregate Fair Market Value as of the applicable Value Date.

2.6  Closing of the Company's Transfer Books; Exchange of Certificates for Consideration

(1)   At the Effective Time, the transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Stock are presented to the Exchange Agent they shall be canceled and exchanged for the right to receive the applicable portion of the Merger Consideration.

(2)  Those persons who are, as of the Effective Time, record holders of a certificate representing Company Stock (a “Certificate”) may tender such Certificates to the Exchange Agent at any time after the Effective Time. Upon receipt of a Stockholder's Certificate, the Exchange Agent shall promptly deliver to such Stockholder that portion of the Merger Consideration payable or distributable in respect of the shares of Company Stock represented by such certificate as such Merger Consideration becomes available for payment or distribution in accordance with the terms hereof.

(3)  Any Merger Consideration (other than the Expense Reserve) that remains undistributed by the Exchange Agent to the Stockholders for one year after the date for delivery of such Merger Consideration provided for herein or in the Exchange Agreement (or any earlier time agreed to by Parent and the Exchange Agent) shall be delivered to Parent by the Exchange Agent, upon demand, and any such holders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claims for Merger Consideration.

(4)  Section 2.6(4) of the Company Disclosure Schedule sets forth (i) the amount of each Option Loan outstanding as of the date hereof, (ii) the amount of each Option Loan to be made available to Company employees between the date of this Agreement and the Effective Time and (iii) the aggregate value of the cash Merger Consideration that will become distributable on the Closing Date (exclusive of Escrowed Cash) to each obligor or prospective obligor with respect to an Option Loan. All principal and interest owing on any Option Loans shall be repaid by deduction from the first amounts payable on the Closing Date (exclusive of Escrowed Cash) to the obligors under such Option Loans, including holders of Designated Option Shares. The aggregate amount credited against the Merger Consideration with respect to Option Loans shall be retained by Parent. Notwithstanding the foregoing, no amounts shall be paid to holders of any Company Stock or Company Options until such holder has complied with the exchange procedures set forth in the Exchange Agreement, including the completion and delivery of the Letter of Transmittal attached thereto, and the amounts payable in respect of shares of Company Stock shall be held in reserve by the Exchange Agent until compliance with such procedures has occurred.

(5)  Dissenting Shares shall be excluded from any such distributions of Merger Consideration and treated instead in accordance with Section 2.8 below.

2.8  No Further Ownership Rights in Company Stock. The Merger Consideration paid and distributed in respect of Certificates surrendered pursuant to Section 2.6 shall be deemed to have been paid and distributed in full satisfaction of all rights pertaining to the shares of Company Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be exchanged as provided in this Article 2, except as otherwise provided by law.

2.8  Dissenting Shares

(1)   Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has demanded and perfected his, her or its demand for appraisal of such holder’s shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable portion of the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each such holder shall cease to be a Stockholder for all purposes of this Agreement upon perfection of such holder’s demand for appraisal pursuant to the DGCL. Notwithstanding anything to the contrary in this Agreement or the Exchange Agreement, Parent shall be entitled (i) withhold (or to direct the Exchange Agent to remit to Parent) any of the Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, or (ii) to direct the Exchange Agent to hold any Merger Consideration attributable to such Dissenting Shares and apply such Merger Consideration towards resolution of the claims of such holders, with any deficiency in the amount of Merger Consideration available to resolve such closing being funded by Parent and any excess of Merger Consideration over the amount required to resolve such claims being remitted to Parent upon demand therefor. The remaining Stockholders shall not be entitled to any portion of the Merger Consideration attributable to Dissenting Shares.

(2)  Notwithstanding the provisions of subsection (a) of this Section 2.8, if any holder of Company Stock who demands appraisal of his, her or its Company Stock under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) his, her or its right to appraisal, then as of the occurrence of such event such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such shares to the Exchange Agent pursuant to the Exchange Agreement.

(3)  The Company shall give prompt notice to Parent of any demand received by the Company for payment or appraisal of the Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, settle or offer to settle any such demand.

2.9  Closing

. The Closing (the “Closing”) of the Merger shall take place at the offices of Akerman Senterfitt LLP, 335 Madison Avenue, Suite 2600, New York, New York 10017 at 10:00 a.m. (New York time) no later than three (3) business days following the satisfaction or waiver of the closing conditions set forth in Article 7 (the “Closing Date”) or at such other place or time and date as the parties hereto agree.

2.10  Registration Covenants

(a)(i) If (but without any obligation to do so) Parent proposes to register under the Securities Act of 1933, as amended (the "Securities Act"), shares of Parent Common Stock (other than a registration on Form S-4 or Form S-8 or any successor forms, a registration in which the only Parent Common Stock being registered is Parent Common Stock issuable upon conversion of debt securities which are also being registered or a registration that does not contemplate a distribution of the securities being registered on a firmly underwritten basis; it being understood that the filing of a shelf registration statement that contemplates a possible future offering that would give rise to registration rights hereunder shall not give rise to such rights until the applicable “take-down” of securities occurs), then Parent will give the Stockholder Representative written notice at least twenty (20) days in advance of the anticipated effectiveness of the related registration statement. Upon the written request of any Stockholder given within ten (10) days after giving of such notice by Parent (specifying the number of Shares proposed to be offered and sold by such Stockholder and setting forth the agreement of such Stockholder to comply with the provisions of this Section 2.10), Parent will, subject to the provisions of Section 1.8(b), include in such registration statement all of the Shares that each such Stockholder ("Registrable Shares") has requested to be registered (other than Shares then subject to a contractual lock-up pursuant to a Joinder Agreement unless otherwise consented to by Parent in its sole discretion); provided, however, that Parent will have the right to postpone or withdraw any registration statement pursuant to this Section 2.10 without obligation to any Stockholder, and Parent will not be required to disclose the reason for any such postponement or withdrawal or the anticipated duration of any such postponement (and each Stockholder will agree in its written request to include Registrable Shares in any registration to maintain in confidence the pendency of any registration statement that has not been filed and any postponement or withdrawal of a proposed registration). All expenses of such registration, other than underwriting commissions and discounts and legal and other advisory expenses of the Stockholders (with the exception of up to $25,000 in fees and disbursements of a single counsel retained to represent all selling stockholders (including any Stockholders requesting the inclusion of Registrable Shares in such registration), which counsel will be selected by the holders of a majority of the shares of Parent Common Stock sought to be included in such registration), will be borne by Parent.

(ii) Parent may, at its option, but without any obligation to do so, include in any non-underwritten registration of shares of Parent Common Stock (including any shelf registration statement filed by Parent, in whole or in part, for such purpose) any or all shares of Parent Common Stock issued or to be issued for the account of the Stockholders hereunder.

(iii) Parent may, but shall not be required to, include in any registration statement to which this Section 2.10 is applicable shares of Parent Common Stock subject to a contractual lock-up pursuant to a Joinder Agreement or other agreement with Parent. The inclusion of any shares of Parent Common Stock in such a registration statement shall not affect the operation of any such contractual lock-up to which such shares are then subject except as otherwise agreed by Parent in its sole discretion.

(b)  Parent will not be required under Section 2.10(a)(i) to include Registrable Shares in an underwriting subject thereto unless the Stockholders proposing to include such Registrable Shares accept the terms of the underwriting as agreed upon in good faith between Parent and the underwriters (and become parties to the related underwriting agreement and any other customary arrangements relating to the offering of securities by selling stockholders, including custody arrangements), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total number of shares of Parent Common Stock, including Registrable Shares, to be included in such offering exceeds, in the underwriters' sole discretion, the number of shares that can be included without adversely affecting the success of the offering, then Parent will be required to include in the offering only that number of shares of Parent Common Stock, including Registrable Shares, which the underwriters determine in their sole discretion will not adversely affect the success of the offering (the "Maximum Offering Size"). In such event, Parent will include in the registration statement relating to the offering (i) first, all shares of Parent Common Stock to be offered by Parent and (ii) second, to the extent the Maximum Offering Size exceeds the number of shares to be offered by Parent, the shares of Parent Common Stock proposed to be included by the selling stockholders, including the Stockholders proposing to include Registrable Shares in such registration statement. The shares of Parent Common Stock to be included in such registration statement pursuant to the preceding clause (ii) (the "Remaining Availability") will be allocated pro rata among such selling stockholders according to the total number of shares of Parent Common Stock owned by such selling stockholders (or in such other proportions as are mutually agreed to by such selling stockholders). No Stockholder will be entitled to include in a registration statement pursuant to this Section 2.10 Registrable Shares that may be sold pursuant to Rule 144 under the Securities Act during the three months following the date such registration statement becomes effective (the "144 Exception"). Parent may require each Stockholder to promptly furnish to Parent, as a condition precedent to including such Stockholder's Registrable Shares in any registration, such information regarding the distribution of such Stockholder's Registrable Shares as Parent or the underwriters may from time to time reasonably request in writing, but in no event will any Stockholder be required to make representations or warranties, or provide any indemnity, in connection with any transaction contemplated by this Section 2.10 except as to its ownership of, and the absence of Liens or other restrictions on, shares it is including in an offering and the information referred to in the first clause of this sentence that has been furnished by such Stockholder in writing.

(c)  In the event Parent effects a registration to which Section 2.10 is applicable, except to the extent such registration is postponed or withdrawn by Parent, Parent will, as expeditiously as reasonably possible:

(i)   prepare and file with the Securities and Exchange Commission (the "SEC") such amendments and supplements to the related registration statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement;

(ii)   furnish to the Stockholders without charge such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares included in such registration;

(iii)   notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Stockholders with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(iv)   cooperate with the Stockholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold, which certificates will not bear any restrictive legends; and

(v)   cause the Registrable Shares included in such registration statement to be listed on the same principal securities exchange or interdealer quotation system on which Parent Common Stock is then listed.

(d)  With a view to making available to each Stockholder the benefits of Rule 144 under the Securities Act to the extent Parent has not made available to such Stockholder the opportunity to dispose of such securities in a registered offering, Parent agrees, for so long as Parent Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to:

(i)  make and keep public information available (as those terms are defined in Rule 144, including paragraph (c)(2) of such Rule);

(ii)  file with the SEC in a timely manner reports and other documents, if any, required of Parent under the Exchange Act and comply with all other public information reporting requirements of the SEC that are conditions to the availability of Rule 144;

(iii)  furnish to the Stockholders promptly upon request a written statement by Parent as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent filed with the SEC, if any, and such other reports and documents of Parent as the Stockholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Stockholders to sell Shares without registration; and

(iv)  from time to time, upon the request of any Stockholder, cause counsel to Parent promptly to issue, at the expense of Parent, an opinion to the transfer agent for the Parent Common Stock and the broker for the applicable Stockholder confirming that shares of Parent Common Stock issued hereunder may be sold without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act.

        To the extent that shares of Parent Common Stock issued to any Stockholder hereunder and held by such Stockholder are included in a registration statement filed pursuant to this Section 2.10, such Stockholder shall be prohibited from disposing of such shares of Parent Common Stock other than pursuant to such registration statement. During the period from the date on which Parent notifies a Stockholder of its intent to include any of such Stockholder’s shares of Parent Common Stock in a registration statement filed pursuant to this Section 2.10 through the earlier of the date Parent abandons its efforts to effect the related registration of shares (provided that Parent uses its reasonable best efforts to do so through the date of such registration) and the date such registration statement is formally withdrawn (or otherwise ceases to be effective other than on an interim basis related to the filing of a post-effective amendment), such Stockholder shall be prohibited from disposing of any shares of Parent Common Stock that are the subject of such notice, provided they are included in such registration statement upon filing, by any means other than (i) prior to the filing of such registration statement, pursuant to an exemption from registration other than the exemption provided by Rule 144 under the Securities Act or (ii) pursuant to such registration statement, and shall in no event file a Form 144 with respect to such shares of Parent Common Stock. Each Stockholder shall take any and all actions reasonably requested by Parent to facilitate the inclusion of such Stockholder’s shares in a registration to which this Section 2.10 is applicable.

(e)  (i)Parent will indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares registered pursuant to this Section 2.10, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based solely upon information with respect to such holder furnished in writing to Parent by such holder expressly for use therein; provided, however, that Parent will not be liable to any holder of Registrable Shares to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Share to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Parent with copies of the prospectus as so amended or supplemented delivered by Parent, and such holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Share to the person asserting the claim from which such Losses arise; provided, further, however, that the indemnity agreement contained in this Section 2.10(e)(i) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Parent (which consent will not be unreasonably withheld). The rights of any holder of Registrable Shares hereunder will not be exclusive of the rights of any holder of Registrable Shares under any other agreement or instrument of any holder of Registrable Shares to which Parent or one of its Affiliates is a party.

(ii) Each holder of Registrable Securities registered pursuant to this Section 2.10 will indemnify and hold harmless, to the fullest extent permitted by law, Parent and its Affiliates, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a registration statement subject to this Section 2.10, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person and each other holder of Registrable Securities, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are based upon information with respect to such holder furnished in writing to Parent by such holder expressly for use therein and was relied on by Parent in the preparation thereof; provided, however, that the indemnity agreement contained in this Section 2.10(e)(ii) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such holder of Registrable Securities (which consent will not be unreasonably withheld). The rights of Parent and its Affiliates hereunder will not be exclusive of the rights of Parent and its Affiliates under any other agreement or instrument Parent or any of its Affiliates to which any holder of Registrable Securities is a party. In no event will the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of proceeds (net of payment of all expenses and underwriters' discounts and commissions) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

2.11  Transferability; Legending of Shares

. Except as provided in Section 2.10(d)(iv) above, no Stockholder will be permitted to transfer any Shares in the absence of an effective registration statement unless such Stockholder has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Shares under the Securities Act, or Parent determines that such opinion of counsel is unnecessary. Parent will not require opinions of counsel for transfers of Shares made pursuant to Rule 144 if Parent is provided with any certificates or other evidence of compliance with Rule 144 reasonably required by it in connection with such transfer (including a copy of the relevant Form 144). The certificates representing the Shares issued hereunder will be issued with customary legends substantially similar to those on certificates of unregistered shares issued to officers or directors of Parent.

2.12  Stockholder Representative.

(1)  The Stockholder Representative is hereby constituted and appointed as agent for and on behalf of the Stockholders (other than the holders of Dissenting Shares). The Stockholder Representative shall incur no liability to the Stockholders with respect to any action taken or suffered by a Stockholder Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by the Stockholder Representative to be genuinely and duly authorized, nor for other action or inaction except his, her or its own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Stockholder Representative shall not be liable to the Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice.

(2)  In the event of the death or permanent disability of the Stockholder Representative, or his resignation as Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the Stockholders (other than the holders of Dissenting Shares), with each such Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of Common Stock held by such Stockholder (calculated on an Fully Diluted Basis) immediately prior to the Effective Time. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any successor Stockholder Representative.

(3)  The Stockholder Representative shall have full power and authority to represent the Stockholders (other than the holders of Dissenting Shares), and their successors, with respect to all matters arising under Article 2 and Article 8 and all actions taken by any Stockholder Representative hereunder shall be binding upon the Company Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Merger Consideration to be made with respect thereto, on behalf of the Company Stockholders and their successors.

(4)  The Stockholder Representative shall be reimbursed for all expenses incurred by him out of the Expense Reserve pursuant to the terms of the Exchange Agreement, unless such fees and expenses are to be reimbursed by Parent pursuant to Article 8.

2.13  Closing Receivables

. In the event that any account receivable shown on the Final Closing Net Assets Statement has not been collected in full by the six-month anniversary of the Closing (each an “Unpaid Receivable”), the face amount thereof, net of any unused portion of the receivables reserve reflected on the Final Closing Net Assets Statement (up to the face amount of the receivable), shall be established as a credit in favor of Parent. Such credit may be satisfied in the same manner in which Parent may seek recourse with respect to an indemnifiable Loss pursuant Article VIII and the Escrow Agreement (without application of Section 8.7(a)). All Unpaid Receivables shall continue to be collected by the Company in the ordinary course and consistent with procedures employed in the Company's recent historical practice, and if a payment is received by the Company with respect to an Unpaid Receivable with respect to which a credit has been satisfied in accordance with the preceding sentence, the Company shall make a corresponding payment to the Exchange Agent (or, if such satisfaction was effected by a release from the Escrow Fund and the Escrow Fund has not been fully released, to the Escrow Agent) up to the amount of such credit that was so satisfied. In the event the Company receives funds, not designated as being in payment of a specific account receivable, from a customer that is an account debtor with respect to both Unpaid Receivables and other accounts receivable, such funds shall be allocated to the oldest balance (excluding any balance that is in dispute with the account debtor). Subject to compliance with the preceding sentence, neither Parent, the Company nor any of their respective Affiliates shall have any liability to the Stockholders for the collection of any Unpaid Receivable.

2.14 Additional Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any property, right, privilege, power, franchise or other asset of either the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

On or prior to the date hereof, the Company has delivered to Parent both a schedule to this Agreement and a schedule to a separate Confidential Disclosure Agreement (collectively, the “Company Disclosure Schedule”) setting forth, among other matters, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3; provided that (a) the Company Disclosure Schedule includes only such items as are necessary to result in providing true and correct representations and warranties and (b) the inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. The Company Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, provided that the disclosures in the Company Disclosure Schedule that are set forth expressly therein with particularity will apply to all representations and warranties. The disclosure of the existence of a contract on the Company Disclosure Schedule shall not, without more, constitute the disclosure of any particular provisions of such contract or the actual or potential consequences thereof.

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

3.1  Organization and Good Standing of the Company. The Company is an corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation.

3.2  Capitalization; Stockholders

(1)  The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which 664,440 are validly issued and outstanding, fully paid and nonassessable and 15,810 are registered in the name of the Company as treasury shares; 30,000 shares of Series A Preferred Stock, of which 14,450 shares are validly issued and outstanding, fully paid and nonassessable and are convertible at the Applicable Conversion Ratio into 190,432 shares of Common Stock; 10,000 shares of Series B Preferred Stock, of which no shares are validly issued and outstanding; 20,000 shares of Series C Preferred Stock, of which 15,420 shares are validly issued and outstanding, fully paid and nonassessable and are convertible at the Applicable Conversion Ratio into 161,789 shares of Common Stock; 13,678 shares of Series D Preferred Stock, of which 13,678 shares are validly issued and outstanding, fully paid and nonassessable and are convertible at the Applicable Conversion Ratio into 158,582 shares of Common Stock; and 36,051 shares of Series E Preferred Stock, of which 10,000 shares are validly issued and outstanding, fully paid and nonassessable and are convertible at the Applicable Conversion Ratio into 114,158 shares of Common Stock. There are no other shares of capital stock of the Company issued or outstanding. The Series D Payment Percentage, as determined in accordance with the Certificate of Incorporation and the Series D Purchase Agreement, is 2.33%. All of the outstanding shares of the Company’s capital stock (i) have been issued in compliance with any preemptive rights, rights of first refusal or similar rights of shareholders and the terms of any agreement or other understanding binding upon the Company or the Stockholders and (ii) have been offered and sold pursuant to a valid exemption from registration under the Securities Act and are otherwise in compliance with such securities laws, the rules and regulations thereunder and state securities or “blue-sky” laws and regulation.

(2)  The Company has reserved 475,000 shares of Common Stock for issuance under its 1994 Incentive and Non-Statutory Stock Option Plan, of which options to purchase 140,250 shares are outstanding as of the date of this Agreement and the Company has reserved 30,000 shares of Common Stock for issuance under its 2004 Stock Option Plan, of which options to purchase 24,500 shares are outstanding on the date of this Agreement. Section 3.2(2) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date hereof: (i) the name of the holder of such Company Option, (ii) the total number of shares of Common Stock that are subject to such Company Option and the number of shares of Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule of such Company Option; and (v) the exercise price per share of Common Stock purchasable under such Company Option. No consent is required from the holders of the Company Options in connection with the acceleration and cancellation of such Company Options as contemplated by Section 6.5. Section 6.5 of the Company disclosure Schedule includes a list of the Designated Options (including the exercise prices thereof and the number of shares of Common Stock subject thereto) and the holders thereof.

(3)  Except for the Investment Agreements, there are no voting agreements, voting trusts or other agreements (including, but not limited to, contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock or other equity interests of the Company.

(4)  Except as described in paragraphs (1) through (3) above, the Company does not have outstanding (i) any stock or other securities convertible into or exchangeable for shares of its capital stock or other equity interests or containing profit participation features, (ii) any options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement or (iii) any other agreement, commitment or understanding (other than the agreements set forth in Section 6(c) of the Series D Certificate of Designation and Section 5(a)(i) of the Series D Purchase Agreement) of any character, including, but not limited to, participation rights, relating to the issued or unissued capital stock or other securities of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or other equity interests or any warrants, options or other rights to acquire its capital stock or other equity interests.

(5)  The Company has no subsidiaries nor does the Company own any equity or debt interest in any other entity.

(6)  The outstanding shares of Company Stock of each class or series are owned in the amounts and by the Persons listed in Section 3.2 of the Company Disclosure Schedule.

(7) The parties acknowledge that the representations and warranties contained in paragraph (1) above assume that the Closing Date occurs on the Assumed Closing Date.

3.3  Authorization; No Conflict.  The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the Stockholder Representative and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company and the Stockholder Representative, enforceable against the Company and the Stockholder Representative in accordance with its terms. The execution and delivery of the Transaction Documents by the Company and the Stockholder Representative do not, and the consummation of the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by the Company and the Stockholder Representative will not, (i) conflict with the Certificate of Incorporation or by-laws (or comparable organizational documents) of the Company, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Stockholder Representative under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to the Company or Stockholder Representative or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any Law applicable to the Company or the Stockholder Representative or their respective properties or assets or any judgment, order or decree to which the Company or the Stockholder Representative or their respective properties or assets are subject. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of a pre-merger notification report under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith.

3.4  Corporate Records.

(a)  The Company has delivered to Parent true, correct and complete copies of the Certificate of Incorporation (certified by the Secretary of State of the State of Delaware) and by-laws of the Company.

(b)  The minute books of the Company previously made available to Parent contain all existing records of meetings and other corporate action of the stockholders and board of directors (including committees thereof) of the Company, and such records do not omit the disclosure of any corporate actions required to be referenced in the Company Disclosure Schedule. The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete.

(c)  The books, records and accounts of the Company accurately and fairly present in all material respects the financial condition, results of operations, members’ equity and cash flows of the Company. The Company has not engaged in any transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of the Company. The Company is not aware that any fraud, whether or not material, has occurred that involves or involved management or other employees who have a significant role in the Company’s system of internal accounting control.

3.5  Financial Statements.   Included in Section 3.5 of the Company Disclosure Schedule are the audited balance sheets of the Company as at December 31, 2003 and 2004, the unaudited balance sheet of the Company as at December 31, 2005 and the related statements of income, cash flow and stockholders’ equity of the Company for the periods then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and fairly present in all material respects the financial position and results of operations, cash flows and shareholders’ equity of the Company as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject in the case of the December 31, 2005 balance sheet, and the related statements of income, cash flow and stockholders’ equity for the period then ended, to normal year-end audit adjustments, which are not expected to be material individually or in the aggregate, and to the reconciliation of management statements to audited financial statements in accordance with past practice as set forth in Section 3.5 of the Company Disclosure Schedule. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner. The Company does not have any Liabilities, including, without limitation, Liabilities on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (i) to the extent specifically reflected and accrued for or specifically reserved against in the Financial Statements and (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past custom and practices since the Balance Sheet Date or incurred in connection with the transactions contemplated hereby, which, individually and in the aggregate, are not material. The financial forecast (the "2006 Financial Projection") for the Company for the fiscal year 2006 included in Section 3.5 of the Company Disclosure Schedule was prepared by management in good faith based upon assumptions that management believes are reasonable. Parent acknowledges and agrees that (i) the Company makes no guarantee or representation that the results estimated in the 2006 Financial Projection will be realized, (ii) the factors upon which the assumptions and estimate were based may change after the date hereof and (iii) the results estimated in the 2006 Financial Projection may differ from actual results. For purposes hereof, the balance sheet of the Company as at December 31, 2005 included in the Financial Statements shall be the “Balance Sheet” and December 31, 2005 shall be the “Balance Sheet Date.”

3.6  Compliance with Laws; Certain Regulatory Disclosures

. (a) The Company is, and has at all times been, (i) to its Knowledge, in compliance with all state privacy, anti-kickback and similar Laws and (ii) in compliance in all material respects with all other Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of its business, and the Company has not received notice (written or oral) from any Governmental Entity (including any state pharmacy board or comparable body) of, and has no Knowledge of, any failure to so comply. The Company holds all material Permits necessary under Law for the conduct of the Company’s business as currently conducted or proposed to be conducted, and the operations of the Company are not being conducted in violation of any Permit held by it. There is no investigation by a Governmental Entity pending against or, to the Knowledge of the Company, threatened against the Company.

(b) The Company began conducting refill reminder programs in 1995 and currently conducts refill reminder programs in all 50 states of the United States. Included in Section 3.6 of the Company Disclosure Schedule are (i) a copy of every written communication (A) received by the Company or, to the extent a copy thereof was provided to the Company, by any other Person (including any pharmacy, pharmacy chain or pharmaceutical manufacturing client of the Company) since the Company's inception from any federal, state or local regulatory authority (including any board of pharmacy) having jurisdiction over the Company and relating directly to a regulatory inquiry or claimed violation of Law or (B) sent by the Company or, to the extent a copy thereof was provided to the Company, by any other Person (including any pharmacy, pharmacy chain or pharmaceutical manufacturing client of the Company) since the Company's inception to any federal, state or local regulatory authority (including any board of pharmacy) having jurisdiction over the Company and relating directly to a regulatory inquiry or claimed violation of Law and (ii) a copy of each material written communication from any consultant or advisor, including counsel, engaged in connection with any federal or state legal or regulatory matter involving privacy, anti-kickback or other health care-related regulation that includes substantive advice regarding compliance, enforcement risk or potential liability (whether to a Governmental Entity or a private party) that either (x) is inconsistent with the draft memorandum dated January 14, 2005 titled The Legal and Regulatory Environment for Adheris's Prescription Drug Patient Adherence and Educational Programs (the “White Paper”) and was prepared later than January 14, 2005 or (y) addresses state law regulatory risks to any extent, regardless of the date of preparation. The Company has not received any advice from any such consultant or advisor, including counsel, that varies materially from or is in conflict or inconsistent with the statements, substantive assessments or conclusions set forth in the White Paper. The White Paper reflects the Company’s good faith assessment of the matters set forth therein and does not misstate any material fact or omit to state any material fact required to be stated therein in order to make the statements made therein, under the circumstances under which they were made, not misleading.

3.7    Real Property.

(a)  The Company does not own in fee any real property or interest in real property. Section 3.7 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee. The Company Property constitutes all interests in real property currently used or currently held for use in connection with, or which are necessary for the continued operation of, the business of the Company as currently conducted or proposed to be conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has not received any notice of, and has no Knowledge of, any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Company and each other party thereto is in compliance with the obligations of such party thereunder. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)  The Company has all certificates of occupancy and Permits of any Governmental Entity necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c)  There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceeding that affects Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

3.8  Tangible Assets.

(a)  Company Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) relating to personal property used in the business of the Company as currently conducted or proposed to be conducted or to which the Company is a party or by which the properties of the Company are bound. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)  The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company and each other party thereto is in compliance with all obligations of the Company or such other party, as the case may be, thereunder.

(c)  The Company has good and marketable title to its property and assets as of the date hereof (which include, without limitation, all of the items of tangible personal property reflected in the Balance Sheet), free and clear of any and all Liens other than the Permitted Encumbrances. All tangible personal property of the Company, and all of the items of tangible personal property used by the Company under the Personal Property Leases, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The Company's assets include all assets, rights and interests reasonably required for the continued conduct of the business of the Company as currently conducted or proposed to be conducted.

3.9  Absence of Liabilities. The Company has no Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet, (b) for Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice and (c) for liabilities specifically identified in Section 3.9 of the Company Disclosure Schedule. Without limitation of the foregoing, except as set forth on the Balance Sheet, the Company is not a party to any Contract for which the Company is liable for borrowed money either directly or indirectly, whether as principal, guarantor, indemnitor or otherwise, except for accounts payable incurred in the ordinary course of business.

3.10  Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no suit, action, proceeding, investigation, complaint or claim pending or, to the knowledge of the Company, threatened against the Company (or pending or threatened against any of the managers, officers, directors or key employees of the Company in relation to the Company or its business) before any court or other Governmental Entity or any arbitral tribunal, nor is there any basis for any such suit, action, proceeding, investigation, complaint or claim. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not received any written opinion or memorandum or legal advice from legal counsel retained by the Company to the effect that it is exposed, from a legal standpoint, to any material Liability. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it. Section 3.10 of the Company Disclosure Schedule sets forth a list of all closed litigation matters to which the Company was a party during the five (5) years preceding the date hereof, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment). The Company is not subject to any Order of any Governmental Entity.

3.11 Taxes.

(1)  The Company has timely filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes (as defined below) owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves for the payment thereof have been established therefor. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No written notice has been received from a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(2)  The Company has withheld and paid to the appropriate taxing authority or other Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(3)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(4)  To the extent that the Company incurs Taxes after the date hereof with respect to periods ending on or prior to the Closing date, the Company shall pay all such Taxes on or prior to the Closing Date in compliance with all applicable laws and regulations, or if such Taxes are not yet due and payable on such date, the amount of such Taxes shall be accrued on the Closing Date Balance Sheet.

(5)  With respect to each taxable period of the Company, either such taxable period has been audited by the relevant taxing authority or other relevant Governmental Entity or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority or other relevant Governmental Entity.

(6)  No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Entity against the Company.

(7)  There is no action, suit, Governmental Entity proceeding, or audit or claim for refund in progress, pending or threatened against or with respect to the Company regarding Taxes.

(8)  The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(9)  The Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company has no liability for Taxes of any person under regulation 1.1502-6 of the Code or similar state or local laws or any successor or transferee liability for Taxes.

(10)  The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(11)  As a result of the Merger neither the Company nor Parent nor any Affiliate of either will be obligated to make a payment to a person that will be a “parachute payment” to a “disqualified individual” as those terms are defined in section 280G of the Code.

(12)  The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(13)  True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for taxable periods ending on or after December 31, 2002 have been furnished or made available to Parent.

(14)  The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.

(15)  The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(16)  The Company is not subject to Tax, nor does it have a permanent establishment in, any foreign jurisdiction.

(17)  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

(18)  The Company has not been a party to any transaction governed by Section 355 of the Code.

As used herein, “Tax Returns” shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company; “Taxes” shall mean all taxes, charges, imposts, tariffs, governmental fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use transfers, licensing, employment, payroll and franchises imposed by a taxing authority under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

3.12  Employee Benefits.

(a)  Section 3.12 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including without limitation severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) that is currently in effect or was maintained, sponsored or contributed to by the Company within the last six years to which the Company contributes or is obligated to contribute thereunder with respect to employees of the Company, or that has been approved before the date hereof but is not yet effective (“Employee Benefit Plans”) and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which are under control of, or which are treated as a single employer with, the Company under Section 414(b), (c), (m) or (o) of the (“ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”) within the last six years. Section 3.12 of the Company Disclosure Schedule identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b)  Neither the Company nor any ERISA Affiliate maintains, sponsors, or contributes, or has, within the past six years, maintained, sponsored or had any obligation to contribute to, for the benefit of current or former employees a defined benefit plan subject to Title IV of ERISA, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan.

(c)  Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur with respect to the operation of any such plan which caused or would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d)  All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans.

(e)  There has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the DOL, the IRS, the PBGC or any other Governmental Entity or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

(f)  True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered to Parent: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(g)  There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or of any related trust or the Company, the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan or Pension Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h)  Each of the Employee Benefit Plans and Pension Plans complies with and has been maintained in accordance with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting and disclosure requirements have been satisfied on a timely basis.

(i)  The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state laws, and has not incurred any direct or indirect liability, and is not subject to any loss, assessment or excise tax, penalty, loss of federal income tax deduction or other sanction arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation coverage requirements.

(j)  Neither the Company nor a “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which has subjected or could subject the Company, any ERISA Affiliates, Parent, Parent or any trustee, administrator or other fiduciary to a tax penalty on prohibited transaction or any other liabilities with respect thereto.

(k)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)  No membership interest or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

(m)  The consummation of the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Benefit Plan or Pension Plan.

(n)  No amounts payable under any Employee Benefit Plan and Pension Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o)  Each Employee Benefit Plan or Pension Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p)  Each Employee Benefit Plan that purports to defer income complies with Section 409A of the Code, and the Company is not expected to have any future withholding tax obligations with respect to Code section 409A under any benefit plan.

(q)  Each Employee Benefit Plan, or Pension Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than 90 days notice.

3.13  Labor.

(a)  The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

(b)  No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company.

(c)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

(d)  There are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened which could be brought or filed, with any public or Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company, of any individual.

(e)  The Company is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, worker’s compensation, payment of overtime wages and the collection and payment of withholding and/or social security taxes and any similar tax.

(f)  There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company within the six (6) months prior to making this representation.

(g)  To the Knowledge of the Company, no executive, key employee, or group of employees currently has any plans to terminate employment with the Company independently of or as a result of this Agreement.

3.14  Contracts. (a) Section 3.14 of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”) and categorizes such Contracts by the types described below: (i) Contracts relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, change of control or other employee benefit plan or arrangement, (ii) Contracts other than those described in clause (i) with any current or former officer, director or employee of the Company, or any Affiliate of the Company or any such Person; (iii) Contracts with any employee or labor union or association representing any employee; (iv) Contracts relating to future capital expenditures other than Contracts not exceeding $25,000 individually or $75,000 in the aggregate, (v) Contracts for the sale of any assets other than in the ordinary course of business; (vi) joint venture or partnership agreements; (vii) Contracts limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment, (viii) Contracts relating to the confidentiality or limitation on use of any information (other than confidentiality agreements executed in connection with the Company's exploration of strategic alternatives, including a possible sale or merger of the Company, with respect to which the Company has no material obligations other than standard confidentiality undertakings with respect to suitor-provided information); (ix) Contracts entered into within the last five years relating to the acquisition of any equity interests or assets of any other Person or the disposition of any assets other than in the ordinary course of business consistent with past practices; (x) Contracts relating to any indebtedness of the Company, including credit facilities, promissory notes, security agreements, and other credit support arrangements, (xi) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Company), or investments in, any Person; (xii) Contracts relating to any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice), (xiii) (A) all customer Contracts currently in effect (listing all statements of work, task orders or similar documents currently in effect with respect to each such Contract) and (B) all currently outstanding written proposals to customers, (xiv) any license agreement relating in whole or in part to Intellectual Property (other than standard "off-the-shelf" or "shrink-wrap" license agreements), (xv) any Contract which involves aggregate payments of $25,000 or more or which is not cancelable without penalty within 120 days, (xvi) any Contracts not described above outside the ordinary and usual course of business consistent with past custom and practice and (xvii) any other Contracts, other than Real Property Leases and customer contracts, with respect to which the amount to be paid or received thereunder in the future could reasonably be expected to exceed $25,000 in any calendar year or $100,000 in the aggregate.

Correct and complete copies of the written Contracts required to be set forth in Section 3.14 of the Company Disclosure Schedule have previously been furnished to Parent. For purposes of the preceding sentence, an agreement, proposal or statement of work being performed by the Company that has been reduced to writing but has not been signed by the counterparty shall be considered a written Contract. Except as set forth in Section 3.14 of the Company Disclosure Schedule, all of the Material Contracts and Real Property Leases shall, following the Closing, remain enforceable by the Company and binding on the other parties thereto, without the consent, approval, novation or waiver of any third party, except that enforceability may be limited by any applicable statute of frauds, conduct of the Company from and after the Effective Time and any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally, which law may be in effect from time to time. The Company is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract or Real Property Lease or any other obligation owed by the Company, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Material Contract, Lease or obligation. Each of the Material Contracts and Real Property Leases is in full force and effect, is valid and enforceable in accordance with its terms, except that enforceability may be limited by any applicable statute of frauds, conduct of the Company from and after the Effective Time and any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally, which law may be in effect from time to time, and is not subject to any claims, charges, setoffs or defenses.

3.15  Intellectual Property.

(a)  The Company owns, free and clear from all Liens (other than Permitted Encumbrances) or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of business of the Company as currently conducted or proposed to be conducted. The Intellectual Property owned by the Company (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company comprise all of the Intellectual Property that is or has at any time been used in or is reasonably necessary to conduct the business of the Company as currently conducted or proposed to be conducted.

(b)  Section 3.15(b)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Entity, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Entity. Section 3.15(b)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.15(b)(i) of the Company Disclosure Schedule. Section 3.15(b)(iii) of the Company Disclosure Schedule also sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Company, and (ii) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are in full force and effect.

(c)  Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the business of the Company as currently conducted or proposed to be conducted.

(d)  To the Knowledge of the Company, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e)  The Company has no Liability relating to (i) the creation by the Company or an employee or independent contractor of the Company of Intellectual Property in connection with the performance of services for a customer of the Company or (ii) any failure of the Company or any such employee or independent contractor to assign rights therein to such customer

(f)  All computer programs and software, including source code, object code and databases, which are owned, used or licensed by the Company, and all computer programs and software, including source code, object code and databases, transferred by the Company to its respective customers or any other transferees, (i) conform with all specifications, representations, warranties, and other descriptions established by the Company or conveyed thereby to its customers or other transferees, (ii) are free of any defects, deficiencies, bugs, errors, viruses or other contaminants or corruptants which materially and adversely affect the principal functionalities as a whole, (iii) have been upgraded as necessary so that all thereof is functional on currently available platforms, and (iv) have been fully maintained by the Company on behalf of its customers and other transferees to their reasonable satisfaction; provided, however, this Section 3.15(f) does not apply to intellectual property that has been or is commercially available to the general public by third parties other than Company for ownership, license or use.

(g)  All source and object codes relating to all of the products of the Company, and all modules, module works in process for new modules or derivative works or improvements on existing modules (collectively, the “Program Codes”) substantially conform to the principal functionalities intended for the end users of such Program Codes. No Person other than the Company possesses a copy, in any form (print, electronic or otherwise), of any of the Program Codes.

3.16  Absence of Changes or Events. Except as specifically identified in Section 3.16 of the Disclosure Schedule as an event which is reasonably likely to give rise to a Material Adverse Effect, since December 31, 2004, there has been no Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Schedule, since September 30, 2005, the Company has conducted its business and operations only in the ordinary and usual course of business consistent with past custom and practice and has incurred no Liabilities other than in the ordinary and usual course of business consistent with past custom and practice. Except as set forth in Section 3.16 of the Company Disclosure Schedule, since September 30, 2005 (and, with respect to clauses (c), (e), (l), (m) and (o), December 31, 2004), the Company has not:

(a)  sold, assigned or transferred any asset or property right (other than sales of assets in the ordinary and usual course of business consistent with past practice), or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Permitted Encumbrances;

(b)  sold, assigned, transferred, abandoned or permitted to lapse any Permit or any of the Intellectual Property or other intangible assets of the Company, disclosed any material confidential information or trade secret to any person or granted any license or sublicense of any rights under or with respect to any Intellectual Property or other intangible assets;

(c)  made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement or entered into any new collective bargaining agreement or multi-employer plan;

(d)  conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Company other than in the usual and ordinary and usual course of business consistent with past custom and practice;

(e)  made any material loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director of the Company;

(f)  suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary and usual course of business consistent with past practice;

(g)  received notification, and the Company has no Knowledge, that any client, customer or supplier will, except as reflected in the 2006 Projection, (i) stop or decrease in any respect the rate of business done with the Company, (ii) make any or seek to make any other alteration to its relationship with the Company or (iii) seek to have any agreement, arrangement, contract or commitment amended or otherwise modified in a manner that has the effect of reducing the margins of the Company or otherwise adversely affects the Company;

(h)  declared, set aside or paid any dividend or distribution of cash or other property to any stockholder or member or purchased, redeemed or otherwise acquired any Company Stock or made any other payments to any stockholder;

(i)  amended or authorized the amendment of the organizational documents of the Company;

(j)  waived any right or canceled or compromised any debt or claim, other than in the ordinary and usual course of business consistent with past practice;

(k)  made (or incurred obligations to make) capital expenditures in an amount which exceeds $25,000 for any item or $100,000 in the aggregate;

(l)  increased the compensation payable to any salaried employee except in the ordinary and usual course of business consistent with past practices;

(m)  hired or terminated any senior management employee (whether or not in the ordinary and usual course of business consistent with past practice) who has an annual salary in excess of $100,000;

(n)  borrowed any money (other than trade payables or other current expenses, all in the ordinary and usual course of business consistent with past practice) or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed;

(o)  adopted or made any change in any financial or Tax accounting methods, principles or practices or made or changed any Tax elections;

(p)  engaged in any merger or consolidation with any other entity (or any transaction having a similar effect) or any acquisition of any business unit or operation (however effected) of any other Person;

(q)  purchased any asset outside the ordinary course of business (other than as set forth in Section 3.16(k));

(r)  engaged in any sale, lease or other conveyance of all or any portion of (or any interest in) any property owned by the Company outside the ordinary course of business consistent with past custom and practice; or

(s)  committed, whether in writing or otherwise, to any of the foregoing.

3.17  Environmental Matters.

(a)  The operations of the Company are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”);

(b)  The Company has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate its business;

(c)  The Company is not the subject of any outstanding written Order or Contract with any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)  The Company has not received any written communication alleging either that the Company may be in violation of any Environmental Law or Environmental Permit or that the Company may have any liability under any Environmental Law;

(e)  The Company has not incurred, assumed or undertaken any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to the Company that could give rise to liability under Environmental Laws;

(f)  There are no judicial or administrative proceedings pending or, to the Knowledge of the Company, threatened against the Company that allege a violation of, or seek to impose liability pursuant to, Environmental Laws or Environmental Permits and there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to the Company’s Knowledge, threatened which could result in the Company incurring any liability pursuant to any Environmental Law;

(g)  There is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

(h)  The Company has provided to Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

3.18  Receivables; Payables.

(a)  The accounts receivable of the Company reflected in the Financial Statements and/or Final Closing Net Assets Statement have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Financial Statements or, if applicable, Final Closing Net Assets Statement, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All work-in-process or accrued billing reflected in the Financial Statements and/or Final Closing Net Assets Statement has been performed pursuant to a written or oral customer order or contract therefor and shall become accounts receivable in due course, except to the extent that any such order or contract fails to become an account receivable, in whole or in part, due to any action or inaction of the Company after the Effective Time.

(b)  All accounts payable of the Company reflected on the Financial Statements and/or Final Closing Net Assets Statement are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

3.19  Related Party Transactions. Except as described in Section 3.19 of the Company Disclosure Schedule, the Company has not loaned or borrowed any amounts from and does not have outstanding any indebtedness or other similar obligations to or owing from any Affiliate of the Company. Neither the Company nor any Affiliate of the Company nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company other than any Contract related to the employment by the Company of such officer or employee of the Company. The Company does not have any Contract or understanding with any officer, director, employee or shareholder of the Company, or any Affiliate of any such Person, that is not disclosed in Section 3.14 of the Company Disclosure Schedule and that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the Company’s entry into or performance of any Transaction Document (including any terms, provisions or conditions the consequences of which are dependent upon any of the matters addressed by Section 2.5).

3.20  Clients; Projects.  A true and accurate matrix listing, by product, each program operated by the Company for each pharmaceutical manufacturer, pharmacy or pharmacy chain with which the Company does business (whether or not pursuant to a written Contract) is listed in Section 3.20 of the Company Disclosure Schedule. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no client or customer has cancelled or otherwise terminated reduced, or threatened to cancel or terminate or reduce, its relationship with the Company except as a consequence of the expiration of statements of work, tasks orders and the like that were not contemplated by the 2006 Financial Projection to be renewed. All current programs are proceeding according to plan and budget in all material respects and are expected to be completed in a materially timely manner.

3.21  Insurance. Section 3.21 of the Company Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, correct and complete copies of which policies have previously been delivered to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor is there any basis for any such action. All such insurance policies contain coverage that is reasonably adequate and prudent in light of the risks inherent in the Company’s and the Subsidiaries’ business. Section 3.21 of the Company Disclosure Schedule also contains a list of all pending claims and any claims in the past three (3) years with any insurance company by the Company and any instances within the previous three (3) years of a denial of coverage of the Company by any insurance company.

3.22  Certain Agreements.  (a) The only broker or finder that has acted for the Company in connection with this Agreement or the transaction contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof is Blackstone. The Company is fully responsible for the payment of any and all amounts due to Blackstone, including by way of indemnification, pursuant to the Blackstone Agreement and Blackstone’s fees and expenses thereunder through the Closing Date have been paid by the Company (to the extent such fees have been due and payable prior to the date hereof) or shall be paid as provided in Section 2.4(b).

(b) The Company is fully responsible for the payment of any and all amounts due to the Exchange Agent, including by way of indemnification, pursuant to the Exchange Agreement and the Exchange Agent's fees and expenses thereunder through the Closing Date have been paid by the Company (to the extent such fees have been due and payable prior to the date hereof).

3.23  No Misrepresentation. No representation or warranty of the Company contained in this Transaction Documents or in any exhibits or schedule thereto or in any certificate or other instrument furnished by the Company to Parent pursuant to the terms thereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

  3.24     Joint Information Statement/Private Placement Memorandum. The information to be supplied by or on behalf of the Company for inclusion in the Joint Information Statement/Private Placement Memorandum shall not at the time the Joint Information Statement/Private Placement Memorandum is distributed to Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Joint Information Statement/Private Placement Memorandum or necessary in order to make the statements in the Joint Information Statement/Private Placement Memorandum, in light of the circumstances under which they were made, not misleading. The information supplied by or on behalf of the Company for inclusion in the Joint Information Statement/Private Placement Memorandum shall not, on the date the Joint Information Statement/Private Placement Memorandum is first mailed to Stockholders and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Information Statement/Private Placement Memorandum not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Merger which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Joint Information Statement/Private Placement Memorandum or a supplement to the Joint Information Statement/Private Placement Memorandum, the Company shall promptly inform Parent.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF ARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

4.1  Corporate Status of Parent and Merger Sub. Parent and Merger Sub are each duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2  Authority for Agreement. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Stockholder Representative, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub and the Stockholder Representative in accordance with its terms.

4.3  No Conflict. The execution and delivery of the Transaction Documents by Parent and Merger Sub do not, and the consummation of the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by Parent and Merger Sub will not, (i) conflict with the Certificate of Incorporation or by-laws (or comparable organizational documents) of Parent or Merger Sub, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Parent or Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any law applicable to Parent or Merger Sub or their respective properties or assets or any judgment, order or decree to which Parent or Merger Sub or their respective properties or assets are subject. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of the Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of a pre-merger notification report under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith.

4.4  SEC Reports. Since January 1, 2005 Parent has filed all required reports, schedules, forms, statements and other documents with the SEC (such documents filed since January 1, 2005, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, Parent SEC Documents complied (or will comply, in the case of Parent SEC Documents filed prior to the Closing) in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Parent SEC Documents, and none of Parent SEC Documents contained (or will contain, in the case of Parent SEC Documents filed prior to the Closing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in Parent SEC Documents, as of their respective dates, complied (or will comply, in the case of Parent SEC Documents filed prior to the Closing) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared (or will be prepared, in the case of Parent SEC Documents filed during the Closing Period) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or will fairly present, in the case of Parent SEC Documents filed prior to the Closing) the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein that are not expected by Parent to be material individually or in the aggregate). No Material Adverse Effect has occurred with respect to Parent since September 30, 2005.

4.5  Availability of Funds. Parent has financial resources available to fund the payment of the Purchase Price hereunder.

4.6No Undisclosed Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, and except for liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practices, Parent and its subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

4.7 Litigation. Except as described in the Parent SEC Documents filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries pending or as to which Parent or any such subsidiary has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

4.8Compliance With Laws. Parent and each of its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

4.9 Joint Information Statement/Private Placement Memorandum. The information to be supplied by Parent for inclusion in the Joint Information Statement/Private Placement Memorandum shall not at the time the Joint Information Statement/Private Placement Memorandum is distributed to Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Joint Information Statement/Private Placement Memorandum or necessary in order to make the statements in the Joint Information Statement/Private Placement Memorandum, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Information Statement/Private Placement Memorandum shall not, on the date the Joint Information Statement/Private Placement Memorandum is first mailed to Stockholders and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Information Statement/Private Placement Memorandum not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Merger which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Joint Information Statement/Private Placement Memorandum or a supplement to the Joint Information Statement/Private Placement Memorandum, Parent shall promptly inform the Company.

4.10Status of the Shares of Parent Common Stock. The shares of Parent Common Stock to be issued hereunder have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Parent Common Stock and will be free and clear of all Encumbrances created by or through Parent other than transfer restrictions arising as a matter of law. The issuance and delivery of the shares of Parent Common Stock issued hereunder are not subject to any preemptive right or right of first refusal arising under Parent’s charter documents.

4.11 No Brokers. Parent has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or its Stockholders shall have any Liability.

4.12Exempt Issuance. Assuming the accuracy, as of the date of each issuance of shares of Parent Common Stock hereunder, of the information provided to Parent and the Exchange Agent by the Stockholders in the Accredited Status Questionnaires completed by the Stockholders in connection with the Merger, the issuance of shares of Parent Common Stock in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act, as in effect on the date hereof.

ARTICLE 5.  CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1  Conduct of Business of the Company. Between the date hereof and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company shall (a) conduct its business and operations only in the ordinary and usual course of business consistent with past custom and practice and incur no Liabilities other than in the ordinary and usual course of business consistent with past custom and practice, (b) pay its debts and taxes when due, subject to good faith disputes over such debts or taxes that are contested by appropriate proceedings that do not result in the forfeiture of, or the imposition of any Lien on, any property or rights of the Company, (c) use all reasonable efforts consistent with past practices and policies to preserve intact the Company’s present business organization, to keep available the services of its present officers and employees and to preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing business be unimpaired at the Effective Time, (d) promptly notify Parent of any event or occurrence (i) that is not in the ordinary course of business of the Company which will result or could reasonably be expected to result in costs to the Company, individually or in the aggregate, in excess of $25,000 or (ii) that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereunder, (e) not issue (i) any Company Stock other than shares of Common Stock issued upon exercise of Outstanding Options that are not cancelled pursuant to Section 6.5 or (ii) any options, warrants, equity securities, calls, rights, commitments or agreements obligating the Company to issue any Company Stock and (f) not take or omit to take any action the taking or omission of which would prevent cause any representation or warranty contained in Section 3.16 to be untrue.

5.2 Acquisition Proposals. The Company will not (and the Company will cause its Affiliates and any other Person acting on its behalf not to):

(i)  directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Parent) of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, a proposal for any merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company and a third party, or any acquisition by a third party of any the Shares or any business or assets of the Company, or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii)  directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal; or

(iii)  execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

ARTICLE 6.  ADDITIONAL AGREEMENTS

6.1  Expenses. Each party hereto shall be responsible for its own costs and expenses in connection with the Merger, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants. If the Merger is consummated, all such costs and expenses will either be paid from the Initial Cash Amount as provided in Section 2.4 or reflected on the Final Closing Net Assets Statement.

6.2  Access and Information. (a) The Company and Parent shall afford to the other and to the other’s officers, employees, accountants, counsel and other authorized representatives full and complete access, upon 24 hours advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, to its offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to the other party such additional financial and operating data and other information as to its business, customers, vendors and properties as the other party may from time to time reasonably request. The Company and Parent shall exercise such rights in a manner so as not to interfere unreasonably with the normal business operations of the other.

(b) During the period from the date of this Agreement through the Closing Date, the Company shall provide Parent, as soon as reasonably practicable, with (i) any communications, advice or other material information relevant to regulatory developments or legal compliance matters and (ii) information regarding any developments, positive or negative, that bear materially on the Company's projected financial results for 2006, in each case to the extent received by the Company, any member of senior management or the Stockholder Representative.

6.3  Employment and Benefit Plans. If the Closing occurs, from the Closing Date until the earlier of January 1, 2009 and the first Final Earnout Amount Determination Date on which it is determined that no Earnout Amount is payable, Parent will cause the Company to provide to Persons employed by the Company immediately prior to the Effective Time who continue such employment following the Effective Time (collectively, the "Employees"), except as otherwise consented to by the Stockholder Representative, (i) compensation at the general compensation levels prevailing as of the Effective Time and (ii) benefits that are substantially comparable in the aggregate to the benefits by the benefit plans listed in Section 6.3 of the Company Disclosure Schedule). If the Closing occurs, for all purposes under the employee benefit plans of Parent and its Affiliates providing benefits to any Employee after the Effective Time (the "New Plans"), each Employee will receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of eligibility for subsidized early retirement benefits, (ii) for purposes of benefit accrual under defined benefit pension plans, and (iii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of Parent other than the Employees) to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company benefit plan (except to the extent such credit would result in a duplication of accrual of benefits). Notwithstanding the foregoing, if requested by Parent at least 5 days prior to the Closing Date, the Company agrees to adopt board resolutions terminating its 401(k) plan immediately prior to Closing Date.  Parent agrees not to make such a request unless materials delivered by Company after the signing of this Agreement evidence previously undisclosed liabilities.

6.4  Reasonable Efforts. (a) Subject to terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent each will use all reasonable efforts to obtain all approvals, authorizations, consents and waivers from, and give all notices to, any public or private third parties that are necessary on its part in order to effect the transactions contemplated hereby.

(b) Parent and the Company will (i) not later than five (5) business days after the Agreement Date, make the filings required of such party under the HSR Act with respect to the Transaction and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Transaction and the other transactions contemplated by this Agreement, and (iii) cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act or other law with respect to the Transaction and the other transactions contemplated by this Agreement. Each of Parent and the Company will cause each of their respective Affiliates to use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) the termination of all waiting periods under the HSR Act and not to extend any waiting period under the HSR Act. Prior to the termination of this Agreement, each party will prosecute, cooperate in and defend against any litigation instituted by the Federal Trade Commission or the Department of Justice or any other Governmental Entity that seeks to restrain or prohibit the consummation of the Transaction or that seeks to impose material limitations on the ability of Parent, the Company or any of their respective Affiliates to acquire, operate or hold, or to require Parent, the Company or any of their respective Affiliates to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business after the Effective Time.

6.5  Stock Options. Prior to the Closing, the Company shall issue a notice to each holder of Company Options of the acceleration, contingent upon the Closing, of the time for exercise of all unexercised and unexpired Company Options (including unvested Company Options) to the date that is ten (10) business days prior to the Closing and advising each holder of Company Options that the Company shall deem such Company Options exercised immediately prior to the Effective Time and the holders thereof to have accepted from the Company an Option Loan equal to the Option Exercise Prices of such Company Options. The Company shall provide the holders of all Company Options with any other notices required to be given to such holders in connection with the consummation of the Merger pursuant to the terms of the Company Options, except to the extent that such notice requirements have been waived by such holders. All Option Loans shall be paid out of the proceeds payable to the exercising holders of such Company Options as provided in Section 2.6(4) above, and any related security or pledge agreements covering the shares of Common Stock pledged in connection with such Option Loans shall be terminated upon payment of such loans as aforesaid. For Tax reporting purposes, compensation deductions arising from the initial exercise of the Company Options shall be reported as pre-Closing deductions and compensation deductions arising from the payment of Additional Merger Consideration shall be reported as post-Closing deductions.

6.6   Conduct of the Business During the Earnout Period. (a) The Surviving Corporation shall be controlled by a Board of Directors, elected or appointed, directly or indirectly, by Parent (the "Board") and the operation of the Surviving Corporation shall be subject to the plenary control of the Board. Ultimate authority for all decisions affecting the Business shall rest with the Board or its designees.

(b) Until January 1, 2009, except as expressly contemplated by this Agreement or consented to by the Stockholder Representative, (i) Parent will cause the business of the Surviving Corporation to be operated as a standalone business, (ii) Parent will act in good faith with respect to the operation of the Surviving Corporation’s business and the calculation of the Earnout Amounts and (iii) Parent will not, and will not cause the Surviving Corporation to, take any action or enter into any agreement or commitment with respect to the Surviving Corporation that artificially increases or decreases the amount of any Earnout Amount.

(c) Without in any way limiting the provisions of Section 6.6(b) above, until January 1, 2009, except as expressly contemplated by this Agreement or consented to in writing by the Stockholder Representative:

(i)  neither Parent nor the Stockholder Representative shall, or shall cause the Surviving Corporation to, enter into any agreements on terms inconsistent with past practices that has the effect of artificially shifting revenues or expenses into or out of the Surviving Corporation during any period with respect to which an Earnout Amount is calculated;

(ii)  neither Parent nor the Stockholder Representative shall cause the Surviving Corporation to (A) sell, lease, spin off, or otherwise dispose of all or any material amount of the Surviving Corporation’s assets other than (1) in the ordinary course of business consistent with past practice or (2) non-performing assets or assets relating to operations discontinued or to be discontinued or (B) become a party to any merger or, consolidation, or commence voluntary liquidation proceedings with respect to the Surviving Corporation, except, in the case of Parent, for the purpose of reincorporating the Surviving Corporation in another jurisdiction;

(iii)  neither Parent nor the Stockholder Representative shall cause the Surviving Corporation to make any investment outside of the ordinary course of business of the Surviving Corporation (consistent with past practices) involving an aggregate amount of $100,000 or more (which amount includes the amount of assumed Liabilities), including without limitation any creation or acquisition of a new line of business, whether by merger, joint venture, purchase of assets or securities or otherwise;

(iv)  neither Parent nor any other controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation) shall create any entity which competes with the pharmacy chain patient refill reminder business of the Surviving Corporation, as currently conducted by the Company, and neither Parent nor any other controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation) shall assist any entity which Parent does not control to create any entity that competes with such business (it being understood that the conduct of a so-called “opt-in” program, including such a program involving patient persistence or compliance, will not be deemed to be competitive with such business if, and only if, such program does not access or otherwise use the Company’s pharmacy chain based data or data obtained directly from pharmacy chains;

(v)  neither Parent nor any other controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation) shall cause or permit the Surviving Corporation to transfer all or any portion of the Surviving Corporation’ business with any client or customer to Parent or any of its other controlled Affiliates;

(vi)  in the event Parent or nor any other controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation) provides the Surviving Corporation with any business services, such services shall be charged to the Surviving Corporation at rates no higher than the Surviving Corporation would incur on a stand-alone basis in accordance with existing practice, provided that nothing herein shall prevent Parent from providing to the Surviving Corporation the services contemplated by paragraphs (b) through (e) of Schedule 1.2(A) or allocating the costs of such services to the Surviving Corporation in the manner contemplated by said paragraphs (b) through (e);

(vii)  except as contemplated by the preceding clause (vi) or Schedule 1.2(A), all agreements and transactions between Parent or any controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation) and the Surviving Corporation shall be entered into solely on arm’s length and commercially reasonable terms;

(viii)  Parent shall not permit the Surviving Corporation to have insufficient capital for budgeted marketing, development, ordinary course capital expenditures and general operations or carrying out any business plans, provided that the applicable budget or business plan has been approved by the Board of Directors of Parent; and

(ix)  Parent shall not cause the Surviving Corporation to bundle sales of the Surviving Corporation’ products and services with any products or services of Parent or any controlled Affiliate of Parent (other than a wholly owned subsidiary of the Surviving Corporation);

(x)  Parent shall not permit the Surviving Corporation to make any changes to its Certificate of Incorporation or by-laws that affect the liability or indemnification rights of any officers or directors of the Surviving Corporation; and

(xi)  Parent shall cause the Company to maintain insurance, including insurance covering regulatory liabilities, that is generally consistent with the Company's recent historical practice to the extent commercially available at a reasonable cost.

(d) Notwithstanding the foregoing, in no event shall Parent or any Affiliate of Parent be prohibited from (A) engaging in transactions with the Surviving Corporation in the ordinary course of business of Parent or such Affiliate, including treasury operations, that do not affect the calculation of any Earnout Amount, or any other transactions on arms'-length terms or (B) requiring the Key Employees to devote a reasonable amount of time to Parent-level management coordination and review, including participation in inter-division meetings and preparation therefor.

(e) During the Earnout Period, the executive bonus performance level and payment terms shall generally be in accordance with past practice, and the consent of Parent will be required for the payment of any executive bonus compensation other than up to $150,000 in bonuses to be paid with respect to the Company's 2005 fiscal year, provided that Parent's consent to the payment of bonuses consistent with the 2006 bonus levels approved by the Company prior to the date hereof shall not be unreasonably withheld. The consent of Stockholder Representative will be required for any increases in aggregate bonus awards to executive officers outside the ordinary course of business prior to January 1, 2009. During the Earnout Period, the consent of Parent will be required for any capital expenditures materially in excess of (i) for 2006, the amount set forth in the Company's 2006 plan submitted to Parent prior to the date hereof and (ii) for 2007 and 2008, amounts consistent with past practice and the growth of the Business.

(f) The restrictions contained in clauses (ix) and (xi) of Section 6.6(b) may be waived by the Senior Officer. The restrictions contained in clauses (xi) shall cease to have any force or effect if there is no Senior Officer. The restrictions contained in clauses (ix) shall not apply if (I) there is no Senior Officer and (II) the effect of the bundling does not reduce the price of the Surviving Corporation’s products or services to below 90% of what would otherwise have been charged for such products or services. Except as provided in the three preceding sentences, any restriction on Parent or any of its Affiliates set forth in Section 6.6(b) may be waived or modified by the Stockholder Representative (including, with respect to clause (ix), where the conditions in the preceding sentence are not satisfied). As used herein, “Senior Officer” means Mike Evanisko or, if Mike Evanisko is no longer serving as an executive officer of the Company, Dan Rubin or, if neither Mike Evanisko nor Dan Rubin is serving as an executive officer of the Company, Howie Rodenstein for so long as he is serving as an executive officer of the Company.

6.7   Public Announcements. Upon execution of this Agreement, Parent may issue a press release and/or other public announcement with respect thereto, provided that the Stockholder Representative is first provided with a reasonable opportunity to review and comment on such press release. Prior to the Closing, Parent may make any other public disclosure it believes in good faith is required by law or any listing or trading agreement or rules concerning its publicly traded securities, in each case after providing the Stockholder Representative with a reasonable opportunity to review and comment on such public disclosure and may make other external communications consistent with disclosure that has previously been so reviewed by the Stockholder Representative. From and after the execution of this Agreement (until such time as this Agreement is terminated), the Company will not, and will cause its Affiliates not to, issue any press release or otherwise make any similar public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld or delayed).

6.8No Code Section 338 Election. Neither Parent, Merger Sub or any of their Affiliates shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

ARTICLE  7.   CONDITIONS TO CLOSING

7.1  Closing Conditions of Merger Sub and Parent.  The Closing and the obligations of Merger Sub and Parent hereto to effect the Merger shall be subject to the fulfillment of the following conditions:

(a)  Stockholder Approval shall have been obtained for the Merger;

(b)  no judgment or order shall have been entered by any Governmental Entity of competent jurisdiction and shall be in effect that prevents the consummation of the Merger, provided that the Company shall have used its reasonable best efforts to prevent the entry of any such a judgment or order and to appeal as promptly as possible any such judgment or order that may be entered;

(c)  30 days (or such lesser number of days as shall be permissible under the Certificate of Incorporation of the Company, including the Certificates of Designation of each series of Preferred Stock) shall have elapsed since the giving to the holders of each series of Preferred Stock of the written notice of the Merger required with respect to such series in accordance with the terms of the Certificate of Incorporation;

(d)  the Board of Directors of the Company shall have adopted a resolution (which may be contingent upon the closing of the Merger) accelerating the time for exercise of all unexercised and unexpired Company Options (including unvested Company Options) and the notice to holders of Company Options required by Section 6.5 shall have been timely given;

(e)  the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, except for representations and warranties of the Company that are qualified by materiality, Knowledge or Material Adverse Effect, which shall be true and correct, in each case when made and on and as of the Closing Date, as though made on and as of the Closing Date (provided that (i) the accuracy as of the Closing Date of the representations and warranties contained in fifth sentence of Section 3.5 and in the first sentence of Section 3.20 shall not be a condition to Closing and (ii) the accuracy as of the Closing Date of the representations and warranties contained in Section 3.16(g) and the second sentence of Section 3.20 shall not be a condition to Closing except to the extent any inaccuracy results, or could reasonably be expected to result, in a Material Adverse Effect); the Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by the Company prior to or at the Closing; and Parent shall have been furnished with a certificate dated the Closing Date signed on behalf of the Company by an executive officer and on behalf of the Stockholders by the Stockholder Representative to the foregoing effect;

(f)  the Company, the Stockholder Representative and the Exchange Agent shall have executed the Exchange Agreement;

(g)  the Company, the Stockholder Representative and the Escrow Agent shall have executed the Escrow Agreement;

(h)  the Feinberg Law Group, LLC, counsel to the Company, shall have delivered its opinion in the form attached as Exhibit E hereto;

(i)  the total number of Dissenting Shares, exclusive of shares held by Grey Ventures, Inc. or any of its Affiliates (or any other person or entity acting in concert with Grey Ventures, Inc. or any such Affiliates) shall not be greater than or equal to 2.5% of the total number of shares of Company Stock outstanding immediately prior to the Effective Time, calculated on an as converted basis;

(j)  the waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or terminated,

(k)  the Investment Agreements shall have been terminated pursuant to instruments or actions reasonably satisfactory to Parent and its counsel;

(l)  the Company shall have provided to Parent a statement, meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3), certifying that none of the stock of the Company constitutes a United States real property interest within the meaning of Section 897;

(o) Parent shall have received a letter from Blackstone confirming (A) that it shall not seek to recover any amounts under or with respect to the engagement letter agreement between Blackstone and the Company dated September 8, 2004 from Parent or Merger Sub or, following the Closing, the Company or any of their respective Affiliates (other than the Shareholders) in excess of the Closing Date payment identified on the Specified Liabilities Schedule and (B) the waiver and release of any other post-closing obligation of the Company under such engagement letter;

(p) there shall be no more than 35 non-accredited investors included in the Persons who may be entitled to receive any portion of the non-cash Merger Consideration;

(q) Parent shall have received from the Company a financial forecast for the Company’s 2006 fiscal year prepared as of a date no earlier than five business days prior to the Closing Date and such financial forecast shall not reflect any Material Adverse Effect as compared to the 2006 Financial Projection; and

(r) Parent shall have received from the Company a true and accurate matrix listing, by product, each program operated by the Company for each pharmaceutical manufacturer, pharmacy or pharmacy chain with which the Company does business (whether or not pursuant to a written Contract) prepared as of a date no earlier than five business days prior to the Closing Date and such financial forecast shall not reflect any Material Adverse Effect as compared to the matrix included in Section 3.20 of the Company Disclosure Schedule.

7.2  Closing Conditions of the Company. The Closing and the obligations of the Company hereto to effect the Merger shall be subject to the fulfillment of the following conditions:

(a)  no judgment or order shall have been entered by any Governmental Entity of competent jurisdiction and shall be in effect that prevents the consummation of the Merger, provided that the Company shall have used its reasonable best efforts to prevent the entry of any such a judgment or order and to appeal as promptly as possible any such judgment or order that may be entered;

(b)  the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, except for representations and warranties of Parent and Merger Sub that are qualified by materiality, Knowledge or Material Adverse Effect, which shall be true and correct, in each case when made and on and as of the Closing Date, as though made on and as of the Closing Date; Parent and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing; and the Company shall have been furnished with a certificate dated the Closing Date signed on behalf of Merger Sub by an executive officer of Parent and on behalf of Parent by an executive officer of Merger Sub;

(c)  Parent and the Exchange Agent shall have executed the Exchange Agreement;

(d)  the Company and the Escrow Agent shall have executed the Escrow Agreement;

(e)  Akerman Senterfitt LLP, counsel to Parent and Merger Sub, shall have delivered its opinion in the form attached as Exhibit F hereto; and

(f)  the waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or terminated.

ARTICLE 8.  INDEMNIFICATION

From and after the Effective Time, the parties shall be indemnified as set forth below:

8.1  Indemnification of Parent and the Surviving Corporation.  Parent, the Surviving Corporation and their respective Affiliates, the directors, officers, employees, affiliates, agents and representatives of the foregoing and the successors and assigns thereof (collectively, the "Parent Indemnitees") shall be entitled to reimbursement and indemnification by the Stockholders from and against any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel but excluding any allocation of internal compensation costs, incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of the following matters, regardless of any investigation made at any time by or on behalf of any Parent Indemnitee, or any information any Parent Indemnitee may have (including, with respect to paragraphs (3) and (4) below, any information disclosed in the Company Disclosure Schedule regarding regulatory matters or litigation or the risks and uncertainties relating thereto):

(1)  any misrepresentation or breach of any warranty (other than breaches of Section 3.11, which shall be governed by Article 9) of the Company or any Stockholder (whether or not in such Stockholder’s capacity as such) contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Material Adverse Effect qualifier contained in any representation or warranty therein shall be disregarded;

(2)  any breach by the Company or the Stockholder Representative of any covenant or agreement made or contained in the Transaction Documents;

(3)  except (A) as specifically set forth on the Final Net Assets Statement and (B) obligations of the Company to be paid or performed after the Closing Date under the existing Real Property Lease and the Material Contracts (except to the extent such obligations, but for a breach or default by the Company, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default), any Liabilities of the Company or any of its Affiliates of any kind or nature whatsoever, including (i) any Liabilities arising out of, relating to, resulting from, any failure of the Company or any of its Affiliates to comply in all respects with applicable Law (including the Health Insurance Portability & Accountability Act of 1996, the Federal Health Care Programs Antikickback Law and corresponding state Laws) at all times from the formation of the Company through the Effective Time or (ii) caused by any other transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the Closing Date;

(4)  the matters disclosed or required to be disclosed in Section 3.10 of the Company Disclosure Schedule;

(5)  any and all amounts payable to Blackstone with respect to the Blackstone Agreement or to the Exchange Agent pursuant to the Exchange Agreement; and

(6)  any and all Losses arising under Section 262 of the DGCL or required to be paid by any Parent Indemnitee as a consequence of or in connection with any proceeding brought pursuant thereto with respect to any Dissenting Shares.

For purposes of the preceding clause (4) only, “Losses” shall exclude any portion of a judgment or award attributable to the post-Closing conduct of the Company or any of its Affiliates and shall not include any claim for consequential damages arising from a change in the business operations of the Company in response to any such judgment or award (whether attributable to the pre-Closing or post-Closing conduct of the Company). For purposes of the preceding clause (5), “Losses” shall consist of (x) any amount by which the aggregate awards to claimants in all proceedings under Section 262 of the DGCL exceeds the Merger Consideration allocable to the Company Stock held by such claimants and (y) all other expenses (reasonable attorneys’ fees and disbursements, court costs, etc.) incurred by any Parent Indemnitee in connection with such proceedings. In the event the aggregate awards to claimants in all proceedings under Section 262 of the DGCL is less than the Merger Consideration allocable to the Company Stock held by such claimants, the difference will be offset against any Losses described in clause (y) of the preceding sentence and any excess over such Losses will be paid by Parent to the Stockholder Representative for the account of the Stockholders.

8.2  Indemnification of the Stockholders.  Parent and Merger Sub, jointly and severally, covenant and agree with the Company that they shall reimburse and indemnify and hold the Stockholders and their respective directors, officers, employees, affiliates, agents, representatives, successors and assigns (the “Stockholder Indemnitees”) harmless from, against and in respect of Losses resulting from or arising out of the following matters, regardless of any investigation made at any time by or on behalf of any Stockholder Indemnitee, or any information any Stockholder Indemnitee may have:

(2)  any misrepresentation or breach of any warranty of Parent or Merger Sub contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Material Adverse Effect qualifier contained in any representation or warranty therein shall be disregarded;

(3)  any failure of Parent or Merger Sub to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any obligation in respect thereof; and

(4)  except as provided in Section 8.1(3), any and all Losses arising solely from the post-closing conduct of the Company’s business.

8.3  Method of Asserting Claims.  Other than with respect to Taxes, which shall be governed by Article 9, the following procedures shall apply to any claim for indemnification hereunder:

(a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall, so long as the Indemnifying Party has acknowledged in writing it liability for indemnification hereunder, permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume control over the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. Notwithstanding the foregoing, if both the Indemnifying Party and the Indemnified Party are parties to an action (or to separate actions covering substantially the same claims and subject matter where a determination in one action would have a res judicata effect in the other action or to an action and a related claim for indemnification) and the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that (i) if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed, (ii) the Indemnifying Party shall at all times have the right to participate in the defense of such claim or action and (iii) if the nature of the claim or any litigation related thereto is of a type as to which liability has been allocated hereunder between the Indemnifying Party and the Indemnified Party based on whether such claim is based on pre-Closing or post-Closing conduct or in any other specified manner, then the Indemnified Party’s right to take over and assume control of the defense of such claim or litigation shall relate only to the portion of the liability therefore that has been so allocated to the Indemnified Party. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article 8 and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such twenty (20) day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 8.3, (b) any dispute under this Section 8.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 8.3 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal (including an arbitrator contemplated by this agreement) having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

18.4   Nature and Survival of Representations and Agreements.  The representations and warranties made by the parties pursuant to Article 3 (other than pursuant to Section 3.11, which shall be governed by Article 9, and other than pursuant to Sections 3.2, 3.3, 3.6, 3.8(c) (first sentence only), 3.12 and 3.17, which shall survive until 30 days after the applicable statute of limitations) and Article 4 (other than pursuant to Sections 4.2 and 4.3, which shall survive until thirty (30) days after the applicable statute of limitations) of this Agreement shall survive the Closing until fifteen (15) days after the completion of the audit of Parent’s consolidated financial statements (which may include an audit of the financial statements of the Surviving Corporation on a non-consolidated basis) with respect to 2006.

8.5  Exclusive Remedy.  The indemnifications provided for in this Article 8 and in Article 9 shall be the sole and exclusive post-Closing remedies available to any party against the Company, Parent or Merger Sub for any claims for monetary damages under or based upon the Transaction Documents. The preceding sentence shall not limit the right of any party to seek injunctive or other equitable relief.

8.7  Limitations. (a) (i) Parent Indemnitees shall have no right to reimbursement and indemnification pursuant to this Article 8 with respect to any claim resulting from or arising out of matters described in clause (1) of Section 8.1 or, except for claims based on an inaccuracy of the Closing Date Balance Sheet or any failure of the Company or any of its Affiliates to comply in all respects with applicable Law (including the Health Insurance Portability & Accountability Act of 1996, the Federal Health Care Programs Antikickback Law and corresponding state Laws), with respect to any claim resulting from or arising out of matters described in clause (3) of Section 8.1 (and not resulting from or arising out of matters described in the remaining clauses of Section 8.1) unless and until the aggregate amount of all such claims exceeds $200,000 (the “Threshold Amount”), in which Parent Indemnitees may seek indemnification for the amount of all claims in excess of the Threshold Amount.

(ii) In no event shall the aggregate liability of Parent and Merger Sub under Section 8.2 for all claims thereunder exceed the maximum amount for which the Stockholders may be answerable in accordance with Section 8.7(b).

(b) Parent Indemnitees may satisfy claims for indemnification pursuant to either this Article 8 or Article 9 solely (i) by set-off against any Additional Merger Consideration (exclusive of the Escrow Fund) and (ii) by asserting claims against the Escrow Fund in accordance with the terms of the Escrow Agreement. Parent Indemnitees shall be required to exhaust their rights of set-off pursuant to the preceding sentence prior to seeking collection of any claim from the Escrow Fund, provided that (x) no Parent Indemnitee shall be prevented from asserting a claim against the Escrow Fund prior to its release for the purpose of preserving its rights in the event the magnitude of any offset against currently available amounts is or may be insufficient to satisfy an indemnification claim of a Parent Indemnitee and (y) no Parent Indemnitee shall be required to defer either the assertion of a claim against the Escrow Fund or the collection of such claim from the Escrow Fund as a consequence of the potential subsequent accrual of an amount against which such right of set-off may be exercised. Parent Indemnitees shall be entitled to assert rights of set-off against the cash portion of any Additional Merger Consideration only if the Escrow Fund has been released or exhausted (including by reason of the magnitude of claims pending against the Escrow Fund equaling or exceeding its value (valuing Disputed Amounts (as defined in the Escrow Agreement) at their face amounts)) and rights of set-off have been asserted against all non-cash Additional Merger Consideration. To the extent set-off rights have not been asserted against any Additional Merger Consideration, the Stockholder Representative shall have the right to retain a reasonable portion thereof in the Expense Reserve prior to the distribution of such Additional Merger Consideration to the Stockholders.

(c) For purposes of satisfying any indemnity claim by a Parent Indemnitee, shares of Parent Common Stock (whether Initial Shares or Earnout Shares) will be valued based on their Fair Market Value on the date liability for such claim is the subject of a final determination.

8.8  Treatment as Purchase Price Adjustment. Parent, the Stockholders and the Company each agree to report each indemnification payment under this Article 8 as an adjustment to the Purchase Price for federal income tax purposes to the extent permitted by applicable Law.

ARTICLE 9.  TAX INDEMNIFICATION AND PROCEDURES

19.1  Indemnification of Parent and the Surviving Corporation for Taxes. Parent Indemnitees shall be entitled to reimbursement and indemnification by the Stockholders from and against following, regardless of any investigation made at any time by or on behalf of Parent or Merger Sub, or any information Parent and Merger Sub may have:

(1)  any and all Losses incurred by Parent or the Surviving Corporation resulting from, or which exists or arises due to, any inaccuracy or breach of the representations and warranties made in Section 3.11 of this Agreement;

(2)  Taxes payable by or with respect to the Company for any Tax year or Tax period ending on or before the Closing Date, and, in the case of a Straddle Period, to the extent apportioned to the period that ends at the close of the Closing Date under Section 9.2, in each case other than Taxes reflected as liabilities on the Closing Date Balance Sheet and taken into account in determining any adjustment to the Purchase Price under Section 2.4(a); and

(3)  Taxes imposed on the Company pursuant to any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company at any time on or before the Closing Date, including, without limitation, any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law.

9.2  Straddle Periods. For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Closing Date (a “Straddle Period”), such apportionment shall be made assuming that the Company had a taxable year that ended at the close of business on the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.

9.3  Tax Return Preparation. Parent shall prepare and file, or cause to be prepared and filed, at its own expense, all Tax Returns for the Company or the Surviving Entity required to be filed after the Closing Date (including with respect to Straddle Periods), it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of Parent, except for such Taxes required to be indemnified under Section 9.1. Parent shall permit the Stockholder Representative to review and comment on each such Tax Return that includes Taxes required to be indemnified under Section 9.1 prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.

9.4  Cooperation. After the Closing, Parent and the Stockholder Representative shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

9.5 Treatment as Purchase Price Adjustment. Parent, the Stockholders and the Company each agree to report each indemnification payment under this Article 9 as an adjustment to the Purchase Price for federal income tax purposes to the extent permitted by applicable Law.

9.6 Survival and Applicability. The indemnification obligations contained in this Article 9 shall be the sole remedy available to Parent and the Surviving Corporation in connection with Taxes, and nothing in Article 8 shall apply to Losses or claims with respect to Taxes. The obligations described in this Article 9 shall survive the Closing and shall continue in full force and effect until 30 days after the applicable statute of limitations, giving effect to extensions thereto, has expired with respect to each such Tax.

ARTICLE 10.  TERMINATION

10.1  Termination Events. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(1)  by mutual written consent of Parent, Merger Sub and the Company;

(2)  by Parent if (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, such breach has not been cured within ten business days after written notice to the Company or (ii) Stockholder Approval has not been obtained within thirty (30) days of the date of this Agreement;

(3)  by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within ten business days after written notice to Parent;

(4)  by any party hereto if (i) there shall be a final, non-appealable order of any federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent’s or the Surviving Corporation’s ownership or operation of all or any portion of the business or assets of the Company, or compel Parent or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent or Merger Sub as a result of the Merger; or

(5)  by any party hereto if the Merger shall not have been consummated by May 1, 2006, provided that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

10.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates, or the Stockholder Representative, except to the extent that a party hereto is in breach of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of Section 10.3 of this Agreement and the Confidentiality Agreement dated as of October 11, 2005 between Parent and the Company shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 11.  MISCELLANEOUS

11.1  Amendments and Supplements. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except (a) prior to the Effective Time, by an instrument in writing signed by Parent, Merger Sub, the Company and the Stockholder Representative and (b) after the Effective Time, by an instrument in writing signed by Parent, the Surviving Corporation and the Stockholder Representative.

11.2  Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

11.3  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws.

11.4  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by electronic or facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To Parent or Merger Sub:

Ventiv Health, Inc.
200 Cottontail Lane
Vantage North Court
Somerset, New Jersey 08873
Facsimile: (732) 537-5033
Attention: Chief Executive Officer

With a copy to:
Akerman Senterfitt LLP
335 Madison Avenue
Suite 2600
New York, New York 10017
Facsimile: (212) 880-8965
Attention: Kenneth G. Alberstadt, Esq.

To the Company:

Adheris, Inc.
One Van de Graaff Drive, Suite 502
Burlington, MA 01803
Fax: 781-229-8878
Attn: Michael J. Evanisko, Chairman of the Board

With a copy to:

The Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, MA 02481
Facsimile: 781-283-5776
Attn: David H. Feinberg, Esq.

To the Stockholder Representative:

Eugene W. Williams II
In care of Cambridge Healthtech Advisors, Inc.
1000 Winter Street
Suite 3000
Waltham, MA 02451
Fax: 781-547-0100

With copies to:

The Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, MA 02481
Facsimile: 781-283-5776
Attn: David H. Feinberg, Esq.

and, to the extent such notice or other communication does not contain any information deemed by the sender, in its sole discretion, to constitute confidential or proprietary information,

Lance P.Maerov
WPP Group USA, Inc.
Senior Vice President, Corporate Development
125 Park Avenue
4th Floor
New York, NY 10017
Fax: 212-632-2453

11.5  Entire Agreement. This Agreement, and the documents and instruments and other agreements among the parties hereto executed pursuant to this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, but excluding written nondisclosure agreements between Parent and the Company, which shall remain in effect in accordance with their terms. Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement, the Company Disclosure Schedule or the other agreements, certificates and other documents among or between the parties executed pursuant to this Agreement.

11.6  Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Articles II and VIII, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of Parent, the Company and the Stockholder Representative and any attempted assignment without the required consents shall be void, provided that no such consent shall be required for any such assignment (i) of Parent’s rights and obligations hereunder (a) in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of substantially all of the assets of Parent and its consolidated subsidiaries, so long as the surviving or transferee entity in such transaction undertakes to comply with Parent’s obligations under this Agreement or (b) to an Affiliate of Parent, provided that Parent remains liable therefor, (ii) of the Surviving Corporation’s rights and obligations hereunder in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of the Company’s business or (iii) of Parent’s rights hereunder as security for the obligations of Parent or any Affiliate of Parent under a credit agreement entered into with a bank or other financial institution. .

11.7  Legending of Shares. All certificates evidencing Shares issued hereunder shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTES OF SUCH ACT.

The certificates evidencing the Shares may also bear any legends required by applicable blue sky laws. No holder of any Shares shall be permitted to transfer such Shares in the absence of an effective registration statement unless such holder has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Shares under the Securities Act. Parent shall be entitled to issue stop transfer instructions to the foregoing effect to the transfer agent for the Parent Common Stock.

11.8  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

11.9  Counterparts. This Agreement may be executed by facsimile, and in one or more counterparts, all of which together shall constitute one and the same agreement.

* * *

   IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as an agreement under seal as of the date first above written.

ADHERIS, INC.

By: /s/ Michael J. Evanisko
Name: Michael J. Evanisko
Title: Chairman

VENTIV HEALTH, INC.

By: /s/ John Emery
Name: John Emery
Title: Chief Financial Officer
and Secretary

ACORN ACQUISITION CORP.

By: /s/ John Emery
Name: John Emery
Title: Vice President

STOCKHOLDER REPRESENTATIVE:

/s/ Eugene W. Williams II          Name: Eugene W. Williams II